Exhibit 10.15

PURCHASE AGREEMENT

DATED AS OF OCTOBER 8, 2010

By and Among

NORTH AMERICA PACKAGING CORPORATION,

PLASTICAN, INC.

THE STOCKHOLDERS OF PLASTICAN, INC.

AND

JOHN R. CLEMENTI, as Seller Representative

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EXHIBITS

Exhibit A	–	Form of Escrow Agreement

Exhibit B	–	Form of New Leases

Exhibit C	–	Form of Intellectual Property Assignment Agreement

Exhibit D	–	Form of Press Release

Exhibit E	–	Reserve Methodologies

Exhibit F	–	Machines Located at 25 Tucker Drive

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of October 8, 2010, is made by and among NORTH AMERICA PACKAGING CORPORATION, a Delaware corporation (the “Purchaser”), PLASTICAN, INC., a Massachusetts corporation (the “Company”), the Persons identified as “SELLERS” on the signature pages attached hereto (collectively, the “Sellers” and, each, a “Seller”) and JOHN R. CLEMENTI, in his capacity as the Seller Representative (as such term is defined in Section 7.5 hereof). Certain terms used herein are defined in Article VIII hereof.

RECITALS

WHEREAS, the Company is engaged in the business of manufacturing and distributing plastic open-head shipping containers and packaging containers between the sizes of one gallon and ten gallons, and the provision of related services (the “Business”);

WHEREAS, the Sellers collectively own all of the issued and outstanding capital stock of the Company, which as of the date hereof consists of 80 shares of voting common stock, no par value per share (the “Voting Common Stock”), and 720 shares of non-voting common stock, no par value per share (the “Non-Voting Common Stock” and, together with the Voting Common Stock, the “Shares”);

WHEREAS, Sellers desire to sell, transfer and assign the Shares to Purchaser, and Purchaser desires to purchase the Shares from the Sellers, on the terms and subject to the conditions hereinafter; and

WHEREAS, to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereunder, each of the Sellers are willing to be bound by the Restrictive Covenants applicable to such Seller.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Purchase and Sale of Shares; Closing

1.1 Purchase and Sale of Shares.

On the basis of the representations, warranties, covenants, and agreements herein, and subject to the satisfaction or waiver of the conditions set forth herein and the terms hereof, at the Closing, Purchaser shall purchase from the Sellers and the Sellers shall sell convey, assign, transfer and deliver to Purchaser, the Shares, free and clear of any Liens, for an aggregate purchase price equal to the Purchase Price. Notwithstanding anything to the contrary contained herein, the Sellers shall be entitled to cause the Company to transfer the Excluded Assets (other than the split dollar life insurance policies related to the SC/SD Plans, which shall be transferred in accordance with Section 7.7) on or before the Closing and to take any other actions necessary to effectuate the transfer of title thereof to the Sellers, which transfer, for the avoidance of doubt, will occur prior to Closing and Sellers shall be solely responsible for any costs, expenses and Taxes (including Transfer Taxes) related to such transfer. The Purchaser shall cooperate with, and as promptly as practicable provide all documents and information reasonably requested by, the Sellers to effectuate this paragraph and any such transfers.

1.2 Estimated Closing Purchase Price.

For purposes of this Agreement, the phrase “Estimated Closing Indebtedness” shall mean $30,143,217.39, the phrase “Estimated Closing Cash Amount” shall mean $686,217.88, the phrase “Estimated Closing Net Working Capital” shall mean $17,100,000, each of which respectively reflect the Company’s good faith estimate of the Closing Indebtedness, the Closing Cash Amount and the Closing Net Working Capital.

1.3 The Closing.

The closing of the transactions contemplated hereby (collectively, the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle St., Chicago, Illinois 60654 and Burns & Levinson LLP, 125 Summer Street, Boston, MA 02110, at 10:00 A.M. (Boston, MA time) (or at such other location as Purchaser and Seller shall mutually agree in writing) on the date hereof upon the delivery or waiver of the items set forth in Sections 2.1 and 2.2, or on such other date and time as Purchaser and Seller shall mutually agree in writing. The date of the Closing is referred to as the “Closing Date.” At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article II below:

(a) The Purchaser shall, by wire transfer of immediately available funds to an account or accounts designated by the Seller Representative in a written notice to Purchaser on or prior to the Closing, pay to Seller Representative an amount equal to the excess of (x) the Estimated Closing Purchase Price, minus (y) the Escrow Amount, minus (z) $1,859,379.93, being the amount that the parties have agreed to hold back from the Purchase Price and disburse in accordance with Section 7.7(c)(iii) of this Agreement. At the Closing, the Purchaser shall, by wire transfer of immediately available funds, wire $2,362,210.90 (the “Special Payroll Amount”) to Burns & Levinson LLP who the Seller Representative will cause to hold such amounts until it receives the required wire instructions from ADP, and upon receipt of such wire instructions, the Seller Representative shall cause Burns & Levinson LLP to then immediately wire the Special Payroll Payment Amount to ADP for processing the related payments. The Purchaser shall, by wire transfer of immediately available funds, also pay the Closing Indebtedness (other than amounts then included in the calculation of the Special Payroll Amount as well as the all unpaid bonuses payable (or that may become payable) to employees of the Company that are allocable to pre-Closing periods, which will be processed in the Company’s next regular payroll immediately following the Closing) to the applicable third parties. At the Closing, the Seller Representative shall provide the Purchaser with a schedule setting forth the amount to be paid to third parties in respect of the Closing Indebtedness pursuant to this Section 1.3(a) and the Purchaser shall be entitled to rely on such schedule in making payments pursuant to this Section 1.3(a).

(b) The Purchaser shall pay to an escrow account at Danversbank, a Massachusetts Savings Bank (the “Escrow Agent”), pursuant to the Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”) cash in an amount equal to $4,150,000 (the “Escrow Amount”) for deposit into an escrow account (the “Escrow Account”) to be held and disbursed in accordance with the terms of the Escrow Agreement, which shall include, among other provisions, the release of one half (1/2) of the Escrow Amount (less the amount of (i) any adjustment in the Purchaser’s favor pursuant to Section 1.4, as applicable, and/or (ii) indemnity claims resolved in the Purchaser’s favor or otherwise then outstanding) twelve (12) months from the date of this Agreement (the “Initial Release Date”) and the remaining balance of the Escrow Amount (less the amount of any claims then outstanding) eighteen (18) months from the date of this Agreement (the “Second Release Date”). All interest accrued in respect of the Escrow Account shall inure to the benefit of the Sellers and shall be payable to the Sellers on each of the Initial Release Date and the Second Release Date along with any other amounts then due and payable to the Sellers.

(c) The closing certificates and other documents and agreements required to be delivered pursuant to this Agreement (including all certificates, documents and agreements set forth in Article II) with respect to the Closing will be exchanged.

1.4 Post-Closing Adjustment.

The Estimated Closing Purchase Price shall be subject to adjustment following the Closing as follows:

(a) As soon as reasonably practicable, and in any event within ninety (90) days after the Closing Date, the Purchaser shall (i) deliver to the Seller Representative a written statement (the “Initial Statement”) setting forth its calculations of each of the Closing Cash Amount, the Closing Indebtedness and the Closing Net Working Capital, as determined by reference to the relevant provisions of this Agreement, and on the basis of the foregoing, its calculation of the Final Purchase Price, and (ii) provide reasonable access to all applicable financial statements and work papers used by Purchaser and/or its accountants (or other applicable representatives) to prepare the Initial Statement and calculate the Final Purchase Price (the “Initial Statement Documentation”) in accordance with Section 1.4(b) below.

(b) Following the receipt by the Seller Representative of the Initial Statement, if deemed reasonably necessary in good faith by the Seller Representative, the Purchaser shall permit the Seller Representative and its representatives to have reasonable access during normal business hours to the books, records and other documents pertaining to or used in connection with preparation of the Initial Statement; provided, however, (A) such access does not unreasonably disrupt the normal operations of the Company, and (B) any such access shall be conducted at the expense of the Seller Representative (on behalf of the Sellers). Subject to the execution and delivery of any non-reliance or similar letter requested by the auditors for the Company, the Seller Representative and its accountants may make reasonable inquiries of the Purchaser, the Company and their respective employees, accountants and representatives during normal business hours regarding questions concerning the Initial Statement arising in the course of their review thereof, and the Purchaser and the Company shall use their commercially reasonable efforts to cause any such employees, accountants and representatives to cooperate with and respond to such inquiries.

On or prior to the thirtieth (30th) day after the Seller Representative’s receipt of the Initial Statement and Initial Statement Documentation, the Seller Representative may give the Purchaser a written notice stating in reasonable detail any objections (an “Objection Notice”) that it may have to the calculations of Closing Cash Amount, Closing Indebtedness or Closing Net Working Capital; provided that the only basis on which an objection may be set forth in an Objection Notice is that the Closing Cash Amount, Closing Indebtedness or Closing Working Capital, as applicable, was not calculated in accordance with this Agreement or manifest mathematical error. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any item or calculation included in the calculations of any of the Closing Cash Amount, Closing Indebtedness and the Closing Net Working Capital set forth in the Initial Statement which is not specifically objected to, or which is reasonably apparent on its face that it is related to a specific objection, in an Objection Notice shall be deemed final and binding upon the parties hereto. If no Objection Notice is delivered within the 30-day period after delivery of the Initial Statement, the calculations of the Closing Cash Amount, Closing Indebtedness and the Closing Net Working Capital will be final and binding upon the parties hereto.

(c) If the Seller Representative gives a timely Objection Notice as described in Section 1.4(b) above, then the Purchaser and the Seller Representative will negotiate in good faith to resolve their disputes regarding the Initial Statement and all such negotiations shall be governed by Rule 408 of the Federal Rules of Evidence and any similar provision of state and local law. If the Purchaser and the Seller Representative are unable to resolve all disputes regarding the calculations set forth in the Initial Statement that are set forth in the Objection Notice on or prior to the twentieth (20th) day after the delivery of the Objection Notice or such longer period as the Purchaser and the Seller Representative may agree in writing, then the Purchaser and the Seller Representative will, within five (5) Business Days thereafter, mutually retain RSM McGladrey, Inc. or, if such auditing firm is no longer independent or unwilling to serve, such other independent auditing firm as may be mutually agreed by the Purchaser and the Seller Representative (the “Independent Arbitrator”), and shall instruct the Independent Arbitrator to resolve the dispute as soon as practicable, and in any event within thirty (30) days, and the Purchaser and the Seller Representative and their respective agents shall cooperate with the Independent Arbitrator during its engagement. Each of the Purchaser and the Seller Representative agree that it shall not engage, or agree to engage the Independent Arbitrator to perform any services other than as the Independent Arbitrator pursuant hereto until the Final Purchase Price is finally determined pursuant to this Section 1.4. The Independent Arbitrator shall only decide the specific items under dispute by the parties (the “Disputed Items”), solely in accordance with the terms of this Agreement (it being understood that in making such decision, the Independent Arbitrator shall be functioning as an expert and not as an arbitrator). In resolving any Disputed Item, the Independent Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Arbitrator’s determination shall be based solely on presentations by the Purchaser and the Seller Representative, such work papers and other documents and information relating to the disputed issues as the Independent

Arbitrator may request and the definitions and other terms included herein. Such determination by the Independent Arbitrator will, absent manifest error, be final and binding upon the parties hereto, will not be subject to appeal and will be used for all purposes of this Section 1.4 for the final calculations of Closing Indebtedness, Closing Cash Amount and the Closing Net Working Capital and, on the basis of the final calculations thereof, the calculation of the Final Purchase Price. The fees and expenses of the Independent Arbitrator (i) shall be borne by the Seller Representative (on behalf of the Sellers), in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are unsuccessfully disputed by the Seller Representative (as finally determined by the Independent Arbitrator) bears to the aggregate dollar amount of such submitted Disputed Items and (ii) shall be borne by the Company in the proportion that the aggregate dollar amount of Disputed Items submitted thereto for resolution that are successfully disputed by the Seller Representative (as finally determined by the Independent Arbitrator) bears to the aggregate dollar amount of such submitted Disputed Items. The Purchaser and the Seller Representative agree to execute, if requested by the Independent Arbitrator, a reasonable engagement letter, including customary indemnification provisions in favor of the Independent Arbitrator. The Purchaser and the Seller Representative shall cooperate with the Independent Arbitrator and as promptly as practicable provide all documents and information reasonably requested by the Independent Arbitrator.

(d) Payment of Purchase Price Adjustment.

(i) If the Final Purchase Price (as finally determined pursuant to this Section 1.4) is greater than the Estimated Closing Purchase Price, the Purchaser shall make, or cause the Company to make on its behalf, payment by wire transfer of immediately available funds to the Seller Representative the amount of such difference, together with interest on such payment at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

(ii) If the Estimated Closing Purchase Price is greater than the Final Purchase Price, the Sellers (on a joint and several basis), to the extent there are not sufficient funds available in the Escrow Account, shall make payment by wire transfer of immediately available funds to the Purchaser (or Company, if directed by the Purchaser) of the amount of such difference, together with interest thereon at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment. Any amount owed to the Purchaser under this Section 1.4(d) shall first be satisfied from the Escrow Account.

(iii) Any amount to be paid pursuant to this Section 1.4(d) will be paid within five (5) Business Days of the determination of the Final Purchase Price in accordance with this Section 1.4 and will be treated as an adjustment to the Final Purchase Price for all purposes.

ARTICLE II

Closing Deliveries

2.1 Closing Deliveries of the Company and Sellers.

The Company and/or Sellers shall deliver the following to Purchaser at the Closing, unless waived in writing by the Purchaser:

(a) Closing Certificate. The Company shall have delivered to Purchaser a certificate from an officer of the Company, dated as of the Closing Date, to the effect that the deliveries or actions contained in this Section 2.1 have been satisfied.

(b) Tax Certificate. Each of the Sellers shall have delivered to the Purchaser a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Seller is not a “Foreign Person” as defined in Section 1445 of the Code, in a form and to the effect reasonably satisfactory to Purchaser.

(c) Corporate Documents. At the Closing, the Company shall have delivered to the Purchaser all of the following documents:

(i) a good standing or similar certificate of the Company from its jurisdiction of formation dated within ten (10) days prior to the Closing Date;

(ii) the original certificates, if certificated, representing the Shares, and duly executed stock powers in proper form for transfer;

(iii) the articles of incorporation and by-laws of the Company and the resolutions of the board of directors of the Company authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, in each case, certified by an officer thereof;

(iv) such landlord lien waivers with respect to any Leased Real Property subject to the New Leases, and the landlord consent with respect to the Company’s lease at 12020-12024 Corporate Drive, Dallas, TX, in each case, in form and substance reasonably satisfactory to the Purchaser;

(v) a written resignation from each member of the board of directors of the Company, in each case in their capacity as such, effective as of the Closing; and

(vi) such other documents or instruments as Purchaser may reasonably request to effect the transactions contemplated hereby, including any documents reasonably requested by the Purchaser to comply with any credit agreement or contract for indebtedness to which it is a party. For the avoidance of doubt, the Company (prior to the Closing) and Sellers shall have no obligation or liability in any manner to such third-parties relating to such indebtedness.

(d) Pay-off Letters and Lien Releases. The Company or the Seller Representative shall have delivered to Purchaser (x) invoices for payment in full from any Person that shall be paid Company Expenses in accordance with this Agreement and (y) payoff letters reflecting all Closing Indebtedness (each containing an agreement of the secured party to file/execute any applicable UCC termination statements and Lien releases) as may be reasonably required to evidence the payment in full and complete satisfaction of the Closing Indebtedness and all instruments governing such Closing Indebtedness (collectively, the “Payoff Letters”).

(e) Consents and Approvals. The Company shall have made all filings and shall have obtained all permits, authorizations, consents and approvals set forth on Schedule 2.1(e) (the “Required Consents”) and evidence of such filings, permits, authorizations, consents and approvals have been delivered to Purchaser, in each case, in a form reasonably acceptable to Purchaser.

(f) Termination of Agreements. The agreements set forth on Schedule 2.1(f) shall have been terminated (except with respect to (i) certain Closing Indebtedness, which will be terminated automatically upon, and subject only to, the related payoff being made in accordance with Section 1.3, and (ii) the SC/SD Plan, the termination of which is subject to the provisions of Section 7.7(c) hereof) or assigned and novated, in either case without further Liability to the Company (with evidence of such termination or assignment and novation delivered in a form reasonably satisfactory to Purchaser).

(g) Escrow Agreement. Each of the Escrow Agent and the Seller Representative shall have executed and delivered the Escrow Agreement to the Purchaser.

(h) New Leases. The Seller Representative shall have delivered to the Purchaser Leases in the form of Exhibit B attached hereto pertaining the Leased Real Properties owned by Affiliates of the Company and leased to the Company (the “New Leases”).

(i) Clementi Intellectual Property Assignment Agreement. Clementi shall have executed and delivered an Intellectual Property Assignment Agreement in the form of Exhibit C hereto, with regard to the assignment of inventions and other relevant Intellectual Property Rights (not including the Clementi Pail) from Clementi to the Company.

2.2 Closing Deliveries of the Purchaser.

The Purchaser shall deliver the following to the Sellers and applicable third parties at Closing, unless waived in writing by the Seller Representative:

(a) Escrow Agreement. Each of the Escrow Agent and Purchaser shall have executed and delivered the Escrow Agreement to the Seller Representative.

(b) Corporate Documents and Delivery of Payment.

(i) a good standing or similar certificate of Purchaser from its jurisdiction of formation dated within ten (10) prior to the Closing Date;

(ii) certificates of an officer of the Purchaser, dated as of the Closing Date, to the effect that the deliveries or actions contained in this Section 2.2 have been satisfied;

(iii) certified copies of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

(iv) by wire transfer of immediately available funds, an amount equal to the Estimated Closing Purchase Price minus the Escrow Amount; and

(v) by wire transfers of immediately available funds, the amounts reflected on the pay-off letters delivered to Purchaser in accordance with Section 2.1(d) to the parties listed thereon and other invoices relating to Closing Indebtedness being paid in accordance with Section 1.3; and

(vi) The execution by BWAY Corporation of the New Leases as guarantor thereunder.

ARTICLE III

Representations and Warranties Concerning the Company

As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers and the Company hereby represent and warrant to the Purchaser as of the Closing Date as follows:

3.1 Organization; Authority; No Breach.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation, and the Company is qualified to do business in every jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its businesses as presently conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company’s Governing Documents which have been furnished to Purchaser’s counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The Company is in compliance in all material respects with the provisions of its Governing Documents.

(b) The execution, delivery and performance of this Agreement and all other Transaction Documents to which the Company is a party have been duly authorized by the Company. This Agreement and all other Transaction Documents to which the Company is a party or by which the Company is bound, when executed and delivered by the Company in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.1(b) or for any consents which the failure to obtain could not reasonably be expected (individually or collectively) to have a Material Adverse Effect, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government Entity in connection with the consummation of the transactions contemplated by this Agreement.

(c) Except as set forth on Schedule 3.1(c), neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Governing Documents of the Company, (ii) violate any Order to which the Company is subject, or (iii) conflict with, result in a breach of, constitute a material default under, result (either alone or in combination with another event) in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or result in the obligation to make any payment (including any change of control, severance or similar payments) or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien, other than Permitted Liens, upon any of its assets).

3.2 Capitalization.

(a) The authorized and the issued and outstanding equity interests of the Company is set forth on Schedule 3.2, all of which are owned in the aggregate by the Sellers. All of the issued and outstanding equity interests of the Company have been duly authorized, are validly issued, fully paid, and nonassessable, and held of record and owned beneficially by the Persons and in the manner described on Schedule 3.2, free and clear of all Liens, and are not subject to, nor issued in violation of, any preemptive rights or rights of first refusal. Except as set forth on the Schedule 3.2, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition, or acquisition of the Company’s equity interests (other than this Agreement). Other than as set forth on Schedule 3.2, there are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Company. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the equity interests of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity interests.

(b) The Company has delivered or caused to be delivered to Purchaser true, accurate and complete copies of the ownership ledgers (or the equivalent documents) of the Company, which ownership ledgers (or the equivalent documents) reflect all issuances, transfers, repurchases and cancellations of any equity interests of the Company.

3.3 Subsidiaries.

The Company does not have any Subsidiaries. Except as set forth on Schedule 3.3, the Company does not own or hold the right to acquire any shares of stock or any other equity interest in any other Person or have any obligations to make any investment in any Person.

3.4 Financial Statements.

(a) In connection herewith, the Company has delivered to the Purchaser: (i) audited consolidated balance sheet of the Company as of December 31, 2008 and as of December 31, 2009, and the related statements of income and cash flows for the twelve-month periods then ended, together with a copy of the accountant’s report thereon and a consolidating schedule and (ii) the unaudited consolidated balance sheet of the Company as of August 31, 2010 (the “Most Recent Balance Sheet”), and the related statement of income and cash flows for the eight (8) month period then ended. All of the foregoing financial statements are hereinafter collectively referred to as the “Financial Statements.” Except as set forth on Schedule 3.4(b), each of the Financial Statements (including in all cases the notes thereto, if any) (x) has been prepared from, and is in accordance with, the books and records of the Company in all material respects, (y) fairly presents, in all material respects, the financial condition, operating results and cash flows of the Company and (z) has been prepared in accordance with GAAP, consistently applied throughout such Financial Statements and the periods covered thereby (except, in the case of the Financial Statements described in clause (ii) above, for the lack of footnote disclosure and normal year-end adjustments (which will not be material individually or in the aggregate)). The reserves reflected in the Financial Statements are appropriate and reasonable. The books and records of the Company accurately reflect, in all material respects, the assets, liabilities, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices. The Company maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances that: (1) its Business is operated in accordance with management’s general or specific authorization; and (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain accountability for items therein.

(b) Except as set forth on Schedule 3.4(b), the inventory of the Company (i) consists of material, products and supplies of a quantity and quality usable or saleable in the normal and ordinary course of its business as presently conducted and presently proposed to be conducted, subject to the reserve for excess and obsolete inventory reflected in the valuations set forth on the Most Recent Balance Sheet, (ii) does not include any material amount of items that are obsolete or damaged, subject to the reserve for excess and obsolete inventory reflected in the valuations set forth on the Most Recent Balance Sheet, (iii) is located entirely at the locations listed on Schedule 3.4(b), and (iv) for purposes of the valuations set forth on the Most Recent Balance Sheet, is valued at the lower of cost (average cost method) or market value in accordance with GAAP, subject to the inventory reserve set forth on the Most Recent Balance Sheet.

3.5 Absence of Undisclosed Liabilities.

The Company does not have any Liabilities and, to the Knowledge of the Company, there is no basis for, any proceeding, hearing, investigation, charge, complaint or claim with respect to any Liabilities, except for (i) Liabilities to the extent reflected in the Most Recent Balance Sheet, (ii) Liabilities of the type reflected in the Most Recent Balance Sheet which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with past practice (none of which relates to breach of any material contract, tort, infringement, environmental, health or safety matter, or violation of any Law, or any related action, suit or proceeding) and (iii) Liabilities described on Schedule 3.5.

3.6 Absence of Certain Developments.

Except as expressly contemplated by this Agreement or as set forth on Schedule 3.6, since the date of the Most Recent Balance Sheet and as of the date hereof:

(a) the Company has conducted its Business only in the ordinary course of business consistent with past practice (including with respect to the timing of collection of receivables and payments of current Liabilities);

(b) the Company has not suffered any damage, destruction or casualty loss exceeding $50,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(c) there has occurred no fact, event or circumstance which, individually or in the aggregate, has had or will have a Material Adverse Effect;

(d) the Company has used all commercially reasonable efforts to (i) preserve intact the Company’s material assets, current business organizations and material relationships with third parties, (ii) preserve the relationships with customers, employees, suppliers, and others having business dealings with the Business, (iii) maintain in full force and effect with respect to the Company until the Closing substantially the same levels of coverage of insurance with respect to the assets, operations and activities of the Company as are in effect as of the date of this Agreement and (iv) comply in all material respects with all Laws applicable to the Company, and maintain in full force and effect, and comply in all material respects with, all of the Permits, as applicable;

(e) the Company has not amended or authorized any amendment of its Governing Documents or corporate structure;

(f) the Company has not (A) issued, delivered, sold, transferred, granted, pledged, disposed of or otherwise encumbered any equity securities of the Company, or granted any options, calls, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, (B) split, combined or reclassified any of the outstanding securities of the Company, or (C) purchased, redeemed or otherwise acquired or offered to acquire (directly or indirectly) or disposed of any securities of the Company (not including the distribution of any Cash not included in the computation of Closing Cash Amount to its equityholders in accordance with the Company’s Governing Documents and applicable Law);

(g) the Company has not adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or merged or consolidated the Company with any other Person;

(h) the Company has not failed to maintain in all material respects its books and records in accordance with GAAP or made any change in annual accounting period or any method of accounting or Tax, pension, actuarial or accounting practice, policy, principle or procedure, except as required by any changes in the GAAP or applicable Law; prepared or filed any Tax Return inconsistent with past practice or, on any Tax Return, took any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(i) the Company has not made or changed any election, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or took any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(j) the Company has not revoked the Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code, and the Company not taken or allowed to be taken any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code;

(k) the Company has not failed to pay any Taxes as they became due and payable;

(l) the Company has not entered into any agreement with respect to the voting of its capital stock;

(m) the Company has not incurred, authorized or committed to make any capital expenditure (or series of related capital expenditures) that exceeds $50,000 in the aggregate;

(n) the Company has not made any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the ordinary course of business consistent with past practice;

(o) the Company has not made any loan (except advances in the ordinary course of business consistent with past practice) to, or made, granted or promised any bonus or any wage or salary increase or made or promised any other change in employment or compensation terms for, or entered into any other transaction with, any employee, officer or director, other than routine wage increases in the ordinary course of business consistent with past practice;

(p) except to the extent required by applicable Law or as contemplated in Section 3.14 herein, entered into, adopted, amended, modified or terminated any pension, retirement, welfare, bonus, profit-sharing, incentive, severance or other plan, contract, or commitment for the benefit of any of the current or former officers, managers or directors or any of its current or former employees of the Company or committed to do any of the foregoing (or took any such action with respect to any other Company Plan);

(q) except to the extent required by applicable Law, took or failed to take any action, the result of which could reasonably be expected to result in any representation and warranty of the Sellers set forth in this Agreement ceasing to be true and correct in any material respect;

(r) the Company has not sold, leased, assigned, transferred, licensed, sublicensed, encumbered or otherwise disposed of any Company Intellectual Property, disclosed any Confidential Information to any Person (other than to the Purchaser and the Purchaser’s representatives, agents (including lenders), attorneys and accountants), or abandoned or permitted to abandon or permitted to lapse any of the Company Intellectual Property (other than patents expiring at the end of their statutory terms);

(s) the Company has not sold, leased, assigned, transferred, licensed, sublicensed, encumbered or otherwise disposed of any tangible asset, except in the ordinary course of business consistent with past practice;

(t) the Company has not changed its cash management practices or canceled any debts owed to or claims held by the Company;

(u) the Company has not mortgaged or encumbered or permitted any of the Company’s assets to become subject to any Liens, other than Permitted Liens;

(v) the Company has not entered into, terminated, modified or amended any Material Contract (other than extensions at the end of a term in the ordinary course of business consistent with past practice, which extensions shall not subject the Company to materially different terms than those to which the Company was subject under the term just ended), or waived any material default under, or released, settled or compromised any material claim against the Company or liability under any Material Contract, or entered into any new contracts, agreements, leases or subleases, except contracts or agreements made in the ordinary course of business consistent with past practice;

(w) the Company has not accelerated the collection of accounts receivable, delayed the purchase of supplies, delayed capital expenditures, repairs or maintenance, or delayed payment of accounts payable or accrued expenses;

(x) the Company has not made any loan or engaged in any transactions with, or entered into any contracts or agreements with, any Affiliates of the Company, except to the extent required by any existing Material Contracts;

(y) the Company has not settled any Action (A) involving amounts due or alleged to be due to or from the Company in an amount, in the aggregate, exceeding $100,000 or would otherwise impose any material restrictions on the business or operations of the Company; or (B) which involves any injunction or the imposition of equitable relief;

(z) the Company has provided the Purchaser with prompt written notice of all ordinary course insurance claims;

(aa) the Company has not failed to maintain in full force and effect material insurance policies covering the Company and its properties, assets and businesses in a form and amount consistent with past practice;

(bb) the Company has not communicated with employees of the Company regarding the compensation, benefits or other treatment that they will receive in connection with the transactions contemplated by this Agreement, other than any such communications which were consistent with prior directives or documentation provided to the Company by Purchaser;

(cc) the Company has not implemented any plant closing or mass layoff that could implicate the WARN Act;

(dd) the Company has not incurred any Indebtedness, or redeemed, repurchased, prepaid, defeased, canceled, incurred or otherwise acquired any Indebtedness, or entered into any contract, agreement or other arrangement to do any of the foregoing or issued or sold any debt securities or warrants or rights to acquire any debt securities of the Company or assumed, guaranteed or endorsed, or otherwise became responsible for, the obligations of any Person for borrowed money, except for such Indebtedness incurred in the ordinary course of business consistent with past practices or under the Company’s existing core business revolving credit facility as in effect on the date of the Most Recent Balance Sheet in an aggregate amount not exceeding the maximum amount authorized under that agreement at any time outstanding; and

(ee) the Company has not taken, offered, proposed or authorized any of, or committed or agreed to take any of, the foregoing.

3.7 Title to Personal Property.

Except as set forth on Schedule 3.7 and with respect to certain Excluded Assets being transferred to Sellers at or prior to Closing, the Company has good and valid title to, a valid leasehold interest in, or a valid license to use, the personal property and assets, tangible or intangible, shown on the Most Recent Balance Sheet or acquired thereafter prior to the date hereof, free and clear of all Liens, except for (i) properties and assets disposed of in the ordinary course of business consistent with past practice and (ii) Permitted Liens. Such personal property and assets are sufficient for the conduct of the Business as presently conducted.

3.8 Tax Matters.

Schedule 3.8(a) contains a list of each of the states, territories and jurisdictions (whether foreign or domestic) in which the Company, each Seller and, if applicable, each beneficiary of each Seller files or is required to file Tax Returns. Each Seller (and, if the Seller is a disregarded entity or grantor trust, any owner of such Seller) is a resident for Income Tax purposes in the jurisdictions listed opposite such Seller’s name on Schedule 3.8(b). Schedule 3.8(c) contains a true and accurate list of all state, local, and non-U.S. Taxing jurisdictions where the Company may be subject to Tax in connection with the deemed sale of the Company’s assets caused by any election under Section 338(h)(10) of the Code. Except as set forth on Schedule 3.8(d):

(a) the Company has prepared, duly and timely filed, or caused to be duly and timely filed, with the appropriate taxing authorities all Tax Returns required to be filed with respect to the Company, all such Tax Returns were true, accurate and complete in all respects and the Company has timely paid all Taxes owed and payable by it (whether or not shown or required to be shown on any Tax Return);

(b) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company;

(c) the unpaid Taxes of the Company: (i) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns;

(d) to the Knowledge of the Company, no Tax audits, claims, examinations, disputes, investigations or administrative or judicial Tax proceedings are being conducted with respect to the Company and the Company has not received any notice from any taxing authority that any Tax audits, claims, examination, disputes, investigations or administrative or judicial Tax proceedings are pending or being conducted with respect to Company;

(e) the Company has not received from any taxing authority (including jurisdictions where the Company has not filed Tax Returns) any, and to the Knowledge of the Company none of the following are threatened: (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company;

(f) the Company has not waived any statute of limitations with respect to any Taxes, agreed to any extension of time for filing any Tax Return that has not been filed, or consented to extend the period in which any Tax may be assessed or collected by any Tax authority and no such request to waive or extend is outstanding;

(g) no claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction;

(h) the Company is and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b);

(i) the Company has deducted, withheld and timely paid to the appropriate governmental authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owning to any employee, independent contractor, creditor, owner or other third party, and the Company has complied with all reporting and record keeping requirements related thereto, including filing of Forms W-2 and 1099s (or other applicable forms);

(j) the Company has no indemnity obligation as of or after the Closing for any Taxes imposed under Section 4999 or 409A of the Code;

(k) the Company is not a party to or bound by any Tax allocation, sharing or indemnity agreement, or any similar agreement;

(l) the Company: (i) has not been a member of an affiliated group filing a consolidated Tax Return or of any affiliated, consolidated, combined, or unitary group, as defined under applicable state, local or foreign Law and (ii) does not have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(m) the Company has not been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described (or intended to be described) in Section 355 or Section 361 of the Code (i) within the three (3) year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement;

(n) the Company has not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(o) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date or (F) or election by the Company under Section 108(i) of the Code;

(p) the Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code at all times since January 1, 1986 and the Company will be an S corporation up to and including the Closing Date;

(q) the Company shall not be liable for any federal Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets caused by any election under Section 338(h)(10) of the Code;

(r) the Company has not in the past ten (10) years (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary; and

(s) to the Knowledge of the Company, the Company has disclosed on its federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

3.9 Contracts and Commitments.

(a) Except (a) as expressly contemplated by this Agreement, (b) as set forth on Schedule 3.9(a) or (c) agreements under which the Company no longer has any material ongoing obligations other than confidentiality obligations and, as of the date hereof, unasserted or otherwise unmatured indemnity obligations, and other similar customary obligations that survive termination or expiration of such agreements, the Company is not a party to or bound by any written or oral:

(i) pension, profit-sharing, option, retirement, bonus, commissions, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

(ii) collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(iii) management agreement, consulting agreement, employee leasing agreement or contract for the employment or services of any officer, individual employee, independent contractor, consultant or other Person on a full-time, part-time, consulting or other basis, or any other arrangement or understanding (A) providing annual cash or other compensation in excess of $100,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) otherwise restricting its ability to terminate the employment or services of any employee, independent contractor, or consultant at any time for any lawful reason or for no reason without penalty or liability;

(iv) agreement or indenture relating to Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Company or any letter of credit arrangements, or any guarantee therefor other than as reflected in the Financial Statements;

(v) lease or agreement under which the Company is a (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000 or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(vi) other contract or group of related contracts with the same party or group of affiliated parties that involves payments over the life thereof by or to the Company in excess of $100,000 per year or $250,000 in the aggregate, or which are not terminable by the Company upon thirty (30) days’ or less notice without premium or penalty;

(vii) all agreements relating to the ownership of, investments in or loans and advances to any Person (other than advances to employees in the ordinary course of business consistent with past practice), including investments in joint ventures and minority equity investments and loans with respect thereto;

(viii) inbound or outbound license, royalty, or other agreement with respect to any Intellectual Property Rights (except for license agreements for non-customized commercially available off-the-shelf software) and all other agreements affecting, limiting or restricting the Company’s ability to use, enforce or disclose any Intellectual Property Rights;

(ix) contract or agreement prohibiting the Company from engaging in any business anywhere in the world;

(x) agreement or commitment for the purchase by the Company of machinery, equipment or other personal property for an amount in excess of $50,000;

(xi) agreement that provides any customer of the Company with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including any agreement containing “most favored nation” provisions;

(xii) agreement with any Government Entity;

(xiii) agreement involving the settlement of any Action with respect to which (i) any amounts remain unpaid or (ii) conditions precedent to the settlement thereof have not been satisfied;

(xiv) agreement for the disposition of any significant portion of the assets or business of the Company or any agreement for the acquisition of a significant portion of the assets or business of any other Person;

(xv) indemnity agreement with any supplier to or customer of the Business under which the Company is obligated to indemnify such party against product warranty or infringement or similar claims except for standard indemnity provisions set forth in supplier and customer agreements customary for the Company;

(xvi) warranty contract with respect to the Company’s services rendered or its products sold, leased or licensed which contains terms and conditions that differ in any material respect from standard warranty terms and conditions provided to customers of the Company; and

(xvii) any other contract, agreement or other arrangement material to the Company, whether or not entered into in the ordinary course of business.

(b) All of the contracts, agreements and instruments set forth or required to be set forth on Schedule 3.9(a) (the “Material Contracts”) are valid, binding, fully executed and enforceable as to the Company and, to the Knowledge of the Company, as to the other parties thereto, in accordance with their respective terms and will continue as such following the consummation of the transactions contemplated hereby, in each case subject to (i) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally; (ii) as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) obtaining the necessary consents disclosed on Schedule 3.1(c). Except as set forth on Schedule 3.9(b), the Company has performed all material obligations required to be performed by it through the date hereof and is not in material default under or in breach of nor in receipt of any claim of default or breach under any Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of material noncompliance by the Company under any Material Contract and, to the Knowledge of the Company, there has been no breach or cancellation or anticipated breach or cancellation by the other parties to any Material Contract nor, to the Knowledge of the Company, is any such Material Contract subject to renegotiation prior to the Closing (or will be as a result of the consummation of the transactions contemplated herein). The Company has made available to the Purchaser true and complete copies of all Material Contracts, including all amendments thereto.

3.10 Intellectual Property Rights.

(a) Schedule 3.10(a) contains a complete and accurate list of all of the following that are owned by the Company: (i) patented or registered Intellectual Property Rights; (ii) pending patent applications or applications for registration of other Intellectual

Property Rights; (iii) unregistered trademarks and service marks currently used in connection with any material product or service of the Company; and (iv) unregistered copyrights embodied in or necessary to any material product or service of the Company. With respect to each patent application set forth in Schedule 3.10(a), to the Knowledge of the Company, (i) the Company has prosecuted such patent application in a commercially reasonable manner, (ii) the Company has not made any intentional misrepresentations or misstatements and has not intentionally failed to disclose material information during the prosecution of such patent application, and (iii) such patent application was filed in the name of the proper inventor(s), and each inventor shown on such patent application has assigned to the Company such inventor’s right, title and interest in and to the invention covered by such patent application. To the Knowledge of the Company, all of the Company Intellectual Property is valid and enforceable and none of the Company Intellectual Property has been misused.

(b) The Company owns all right, title and interest in and to all of the Intellectual Property Rights set forth on Schedule 3.10(a), and owns all right, title and interest in and to, or possesses a valid and enforceable right to use pursuant to a written Material Contract set forth on Schedule 3.9(a), all other Intellectual Property Rights used in, or necessary for, its Business as presently conducted and proposed to be conducted (collectively “Company Intellectual Property”), free and clear of all Liens except for Permitted Liens. Immediately after the Closing, the Company will own or have a valid and enforceable right to use all Company Intellectual Property on terms and conditions identical to those under which the Company owned or used such Intellectual Property Rights immediately prior to the Closing (other than with respect to the Clementi Pail).

(c) Except as set forth on Schedule 3.10(c), (i) there are no Actions presently pending or, to the Knowledge of the Company, threatened against the Company contesting the validity, use, ownership or enforceability of any of the Company Intellectual Property, (ii) the conduct of the Business does not infringe, misappropriate, dilute, or otherwise violate, and during the last six (6) years has not infringed, misappropriated, diluted, or otherwise violated, any Intellectual Property of other Persons, and during the last six (6) years, the Company has not received any notice regarding the foregoing (including any demand or request that the Company license any Intellectual Property Rights from any Person), nor are the Sellers aware of any facts that indicate a likelihood of the existence of such infringement, misappropriation, dilution or violation, (iii) to the Knowledge of the Company, no Person has during the last six (6) years infringed, misappropriated, diluted or otherwise violated any of the Company Intellectual Property, and (iv) the loss or expiration of any Company Intellectual Property owned by, issued to or licensed to the Company or related group of Company Intellectual Property has not had a Material Adverse Effect on the Company, and no such loss or expiration is pending, or, to the Knowledge of the Company, threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby) (except for patents expiring at the end of their statutory terms).

(d) The Company has taken steps reasonable under the circumstances to maintain and protect all of the Company Intellectual Property. No current or former employees, contractors or consultants of the Company have been or are in dispute with the Company with respect to the ownership of any Company Intellectual Property. The Company has information technology systems sufficient to operate the Business as presently conducted. The Company has appropriate disaster recovery plans, procedures and facilities for the Business, and has taken steps reasonable under the circumstances to safeguard and maintain the information technology systems utilized in the operation of the Business as presently conducted.

3.11 Litigation.

Except as set forth on Schedule 3.11, there are, and since the date that is three (3) years immediately prior to the date hereof there have been, no Actions or Orders pending or, to the Knowledge of the Company, threatened against the Company, at law or in equity, including any Actions with respect to the transactions contemplated by this Agreement, that would reasonably be expected to have a Material Adverse Effect. The Company is adequately insured with respect to each of the matters set forth on Schedule 3.11, subject to applicable deductibles, self-insured retentions and policy limits. Except as set forth on Schedule 3.11, no suit, Action or other proceeding, or injunction or final judgment, Order or decree relating thereto, exists or, to the Knowledge of the Company, is pending or threatened by or before any court or arbitrator or any Government Entity (or any quasi-judicial or administrative agency thereof) or regulatory body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated hereby or which prohibits the consummation of the transactions contemplated hereby.

3.12 Brokerage.

Except as set forth on Schedule 3.12, there are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company, the Seller Representative and/or the Sellers are a party or subject to. Any such fees, expenses and other obligations shall be included in the Company Expenses and, to the extent not included there, neither Purchaser nor the Company will have any obligations with respect to such fees, expenses and other obligations following the Closing.

3.13 Employees.

Except as otherwise disclosed on Schedule 3.13:

(a) with respect to the Company and the Business: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) to the Knowledge of the Company, no executive or manager of the Company: (A) has any present intention to terminate his or her employment or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity or Purchaser to conduct the business of such entity; (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) to the Knowledge of the Company, no union organization or decertification activities are underway or threatened, and no such activities have taken place in the past five (5) years; (v) no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Company, threatened; (vi) there is no workman’s compensation liability, experience or matter outside the ordinary course of business and consistent with past practice; (vii) there is no employment related charge, compliance, grievance, Action or obligation of any kind, pending or threatened, relating to an alleged violation or breach by the Company (or any of its officers or directors) of any Law and there is no basis for any of the foregoing; and (viii) no employee or agent of the Company has committed any act or omission giving rise to material Liability for any violation or breach identified in subsection (vii) above. The Company has not engaged in any employee layoff activities that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”). The Company has complied in all material respects with all applicable Laws relating to employment, including the hiring of employees eligible to work in the United States.

(b) Schedule 3.13(b) contains a true and complete list as of the date hereof (i) all employees or leased employees of the Company having an annual salary in excess of $50,000 and (ii) the rate of all current compensation payable to each such employee, including any bonus, contingent or deferred compensation.

3.14 Employee Benefit Plans.

(a) Schedule 3.14 sets forth, as of the date hereof, a complete and correct list of each Employee Plan.

(b) Each Employee Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Plan and complies in form and operation in all material respects with applicable Law, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code.

(c) None of the Employee Plans are subject to Title IV of ERISA, are Multiemployer Plans or provide for medical or life insurance benefits to retired or former employees of the Company (other than as required under COBRA and for which the covered individual pays the full cost of coverage), and the Company does not have any liability or potential liability with respect to a plan subject to Title IV of ERISA, including as a result of the Company having been treated as a single employer with any Person (other than the Company) under Section 414 of the Code.

(d) Neither the Company nor any employee, officer or director thereof has engaged in, and to the Knowledge of the Company, there have been no, transactions involving an Employee Plan prohibited by Section 406 of ERISA or Section 4975 of the Code. No fiduciary (as defined in Section 3(21) of ERISA) that is the Company or any owner, director, officer or employee thereof or, to the Knowledge of the Company, any other fiduciary, has any liability for breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.

(e) All material contributions, premiums and other payments (including all employer contributions and employee salary reduction contributions) that are due have been timely made to each Employee Plan and all such contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. No Employee Plan has any unfunded liability not accurately reflected on the Most Recent Balance Sheet.

(f) Each Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon an opinion letter from the Internal Revenue Service on the form of a prototype plan document to the effect that the form of such prototype plan document meets the requirements of Section 401(a) of the Code and, to the Knowledge of the Company, no events have occurred that would reasonably be expected to adversely affect such qualified status.

(g) The Company has provided to the Purchaser (i) true and complete copies of each Employee Plan and amendments thereto (including written summaries of any unwritten Employee Plan), (ii) any related trust agreement or other funding instrument; (iii) with respect to an Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent Internal Revenue Service determination or opinion letter; (iv) the most recent summary plan description and summary of material modifications, if any; (v) the most recent financial statements, if any, and any Form 5500 annual reports (including attached schedules) for the last two (2) years; and (vi) any other material document pursuant to which the Employee Plans are maintained or funded.

(h) Except as set forth on Schedule 3.14(h), none of the Employee Plans provides any separation, severance, termination or similar benefit or accelerate any vesting schedule or alter any benefit structure solely as a result of a change in control of ownership within the meaning of any Employee Plans or Section 280G of the Code.

(i) There do not exist any pending or, to the Company’s Knowledge, threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Plan and the Company does not have any Knowledge of any facts that would give rise to or could reasonably be expected to give rise to any such action, suit or claim.

(j) Each contract, arrangement or plan that constitutes a non-qualified deferred compensation plan for purposes of Code Section 409A has been operated in compliance in all material respects with Code Section 409A and applicable guidance from the Internal Revenue Service. The Company does not have any actual or potential obligation to reimburse or otherwise “gross up” any Person for the interest or additional tax set forth in Section 409A(1)(B) of the Code, except as otherwise disclosed on Schedule 3.14(j).

(k) The Company has adopted, at least one day prior to the Closing Date, board resolutions that terminate the Plastican, Inc. 401(k) Retirement Plan (the “Company 401(k) Plan”) effective on a date prior to the Closing Date and provided evidence of same to Purchaser.

(l) The Company has previously entered into split dollar life insurance agreements and salary continuation agreements, each using the forms set forth on Schedule 3.14(l) (with any deviations from such form, not including the amount of the monthly benefit, noted on such schedule), with the current or former key employees of the Company listed on Schedule 3.14(l). Schedule 3.14(l) also lists the insurance policy number of each life insurance policy owned by the Company related to such agreements. The split dollar life insurance agreements and salary continuation agreements and related life insurance policies listed or required to be listed on Schedule 3.14(l) are referred to herein as the “SC/SD Plan.”

3.15 Compliance with Laws; Permits; No Proceedings.

(a) The Company and its officers, directors, agents and employees are presently in compliance, in all material respects, with, any and all Laws (including any policies having the force and effect of law, any rules of common law and any judicial or administrative interpretations thereof) relating to the operation of the Business and the maintenance and operation of the Company’s properties and assets, and no Actions have been filed against the Company during the last five (5) years alleging any violation of any of the foregoing, nor has the Company received written notice of any such violations.

(b) The Company has all material Permits that are necessary for the operation of the Business as presently conducted and to the Knowledge of the Company, all Permits are valid and in good standing and are in full force and effect, except as otherwise noted on Schedule 3.15(b). Except for events which could not reasonably be expected (individually or collectively) to have a Material Adverse Effect, there is no default or violation, and no event has occurred which, with notice or the lapse of time, would constitute a material default or violation, of any term, condition or provision of any Permit and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation. There is no Action pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Permit. No loss or expiration of any Permit is pending or, to the Company’s Knowledge, threatened other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

3.16 Environmental Matters.

Except as set forth on Schedule 3.16:

(a) The Company is and has been in compliance in all material respects with all Environmental Laws.

(b) Without limiting the generality of the foregoing, the Company has obtained and is (and has been) in compliance in all material respects with all permits, licenses and other authorizations required pursuant to any Environmental Laws for the operation of the business of the Company and the occupation of the facilities of the Company.

(c) In the past five (5) years, the Company has not received any written or oral notice, report or other information regarding any actual or alleged material violation of, or Liability under, Environmental Laws and there are no actions, suits, proceedings (including any arbitration proceedings), orders investigations or claims pending or, to the Knowledge of the Company, threatened against or affecting the Company relating to Environmental Laws.

(d) The Company has no Liability for fines, penalties, or damages, or for response, remedial, or corrective action costs, under Environmental Laws, including liability for the release or disposal of, contamination by, exposure to, or clean up of, any Hazardous Substance.

(e) The Company is not subject to any Action or Proceeding pursuant to Environmental Laws or relating to any Hazardous Substance.

(f) The Company has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to, any material Liability of any other Person relating to Environmental Law or any Hazardous Substance.

(g) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to any Hazardous Substance, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substance, so as to give rise to any current or future material Liabilities of the Company under any Environmental Laws (including CERCLA).

(h) The Company has not manufactured, sold, marketed, installed or distributed products or items containing asbestos, silica or mercury and has no Liability with respect to the presence or alleged presence of any such materials in any product or item or at or upon any property or facility.

(i) Neither this Agreement nor the consummation of the transactions contemplated hereby shall impose any Liabilities on the Company or otherwise for site investigation or cleanup, or notification to or consent of any Government Entity or third parties under any Environmental Law (including any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(j) None of the following exists at any property or facility currently owned, occupied or operated by the Company: (i) underground storage tanks; (ii) landfills, dumps, or waste disposal areas; (iii) asbestos-containing material in any form or condition; (iv) materials or equipment containing polychlorinated biphenyls; or (v) drinking water wells, production water wells, or monitoring wells; provided that the representation in this Section 3.16(j) is made to the Knowledge of the Company to the extent made with respect to any Leased Real Property that is not subject to the New Leases.

(k) Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities or operations of the Company would prevent, hinder or limit continued compliance with any Environmental Law, give rise to any corrective, investigatory or remedial obligations pursuant to any Environmental Law or give rise to any other Liabilities pursuant to any Environmental Law; provided that the representation in this Section 3.16(k) is made to the Knowledge of the Company to the extent made with respect to any Leased Real Property that is not subject to the New Leases.

(l) The Company has provided to the Purchaser copies of all environmental reports, audits, assessments, and investigations, and any other environmental documents, related to the Company or the current or former facilities or operations of the Company, to the extent the foregoing are in the possession, custody, or under the reasonable control of the Sellers or the Company.

3.17 Affiliate Transactions.

Except as set forth on Schedule 3.17, no officer, director, shareholder, Affiliate, or to the Knowledge of the Company, employee, of the Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company, is a consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used by the Company. Without limiting the generality of the foregoing, none of the Clementi Pail, any Intellectual Property referenced in the definition of the Clementi Pail or the Purchase Option Machines are, or during the last 24 months have been, used in the operation of or generated revenues for the Business.

3.18 Real Property.

(a) The Company does not own any real property.

(b) The Company has delivered to the Purchaser a true and complete copy of all leases, subleases, licenses, concessions (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) and other agreements (the “Leases”) pursuant to which the Company holds any land, buildings, structures, improvements, fixtures or other interest in real property (the “Leased Real Property”) (including oral leases), and in the case of an oral lease, a written summary of the material terms of such lease. Except as set forth on Schedule 3.18(b), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights laws; (ii) the Company currently has possession and quiet enjoyment of the Leased Real Property and to the Knowledge of the Company, there are no material disputes with respect to such Lease; (iii) the Company is not in default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a default by the Company or to the Knowledge of the Company, any other party to such Lease or otherwise permit the termination or modification thereof or the acceleration of rent thereunder (including the consummation of the transactions contemplated herein); (iv) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any rights or interest under any of the Leased Real Property or sublet or permitted any other Person to occupy any part of the Leased Real Property; (v) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (vi) there are no Liens on the estate or interest created by such Lease; (vii) no party to such Lease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to such Lease; (viii) with respect only to Leases from Affiliates of the Company, the owner of the building, improvements or other real property subject to such Lease has good fee title to the parcel of real property; and (ix) as of the Closing, (A) Sellers shall have obtained the consent of each landlord to the transactions contemplated hereunder or (B) the Lease (or sublease thereunder) does not prohibit or otherwise give rise to any rights of termination, modification or acceleration in any party to such Lease (other than the Company) as a result of the consummation of the transactions contemplated hereunder. The Leased Real Property identified in Schedule 3.18(b) comprise all of the real property used by the Company in the Business and operations of the Company.

3.19 Insurance.

Schedule 3.19 contains a description of each insurance policy or any other form of insurance maintained by the Company with respect to its properties, assets and business. All of such insurance policies with respect to the Company, and to the Knowledge of the Company, with respect to each insurer, are in full force and effect and the Company is not in breach or default with respect to its obligations under any insurance policy it maintains (including with respect to the payment of premiums), and no claim for coverage has been denied. The Company has not received any written notice of cancellation or intent to cancel or notice of increase or intent to increase premiums in any respect with respect to such policies. The insurance coverage of the Company is customary for corporations of similar size engaged in similar lines of business. Except as set forth on Schedule 3.19, the Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the Most Recent Balance Sheet are adequate to cover all anticipated Liabilities with respect to any such self-insurance or coinsurance programs.

3.20 Customers and Suppliers.

Schedule 3.20 sets forth (a) each of the twenty (20) largest customers of the Company, determined by revenue for the eight (8) months ended August 31, 2010 (“Material Customers”) and (b) each of the twenty (20) largest suppliers of the Company taken as a whole, determined by purchases for eight (8) months ended August 31, 2010 (“Material Suppliers”). Since the date of the Most Recent Balance Sheet, except as noted on Schedule 3.20, the Company has not received any notice from any Material Customer that such Material Customer is considering or intends, anticipates or otherwise expects to stop, decrease the volume of, or change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to purchasing materials, products or services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Since the date of the Most Recent Balance Sheet, except as noted on Schedule 3.20, the Company has not received any notice from any Material Supplier that such Material Supplier is considering or intends, anticipates or otherwise expects to stop, decrease the volume of, or change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.21 Guaranties and Indebtedness.

Except as set forth on Schedule 3.21, the Company is not a guarantor for any Liability (including Indebtedness) of any other Person. Except as set forth on Schedule 3.21, the Company has no outstanding Indebtedness.

3.22 No Acceleration of Rights or Benefits.

Except as set forth on Schedule 3.22, (i) the Company has not made, and is not it obligated to make, any payment to any Person in connection with the transactions contemplated by this Agreement or any other change of control transaction and (ii) no rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement and no Person’s rights or obligations may be modified upon a change of control of the Company or provide any Person the right to receive payment (including rescission or liquidated damages) upon a change of control of the Company.

3.23 Officers and Directors; Bank Accounts.

Schedule 3.23 lists all officers and directors of the Company and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for the Company.

3.24 Powers of Attorney.

There are no outstanding powers of attorney executed on behalf of the Company except for any customary powers of attorney that were granted to lenders as part of loan documentation pertaining to any of the Company’s existing indebtedness.

3.25 Product Warranty.

Except as set forth on Schedule 3.25, except as would result in claims covered by insurance or for events which could not reasonably be expected (individually or collectively) to have a Material Adverse Effect, each product manufactured, sold, leased, or delivered by the Company during the last five (5) years has been in material conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any Liability (and, to the Knowledge of the Company, there exist no set of facts or conditions for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability with respect thereto) for replacement or repair thereof, subject to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet, as adjusted for the passage of time through the Closing Date in the ordinary course of business consistent with past practice.

3.26 Product Liability.

Other than as set forth on Schedule 3.26, the Company does not have any Liability (and, to the Knowledge of the Company, there exist no set of facts or conditions for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

3.27 Limitation on Representations and Warranties.

Except as otherwise expressly set forth in this Article III, Article IV and the other documents executed and delivered in connection herewith, the Company and each Seller make no representations or warranties to Purchaser. Without limiting the generality of the foregoing, except as set forth in a representation and warranty contained in this Agreement or any other document executed in connection herewith, the Company and each Seller make no representations or warranty with respect to (a) any projections, estimates or budgets heretofore delivered to or made available to the Purchaser of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof); or (b) any other information or documents made available to Purchaser or its counsel, accountants or advisors. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE COMPANY AND EACH SELLER HAS NOT MADE ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE REGARDING ANY OF THE PERSONAL PROPERTY OR ASSETS OF THE COMPANY AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT PURCHASER IN ACQUIRING THE SHARES AND THE COMPANY TAKES THE PERSONAL PROPERTY AND ASSETS “AS IS.”

ARTICLE IV

Representations and Warranties of the Sellers

As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby represents and warrants to the Purchaser as of the Closing Date as follows:

4.1 Authorization; No Breach.

(a) Each Seller possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement. To the extent applicable, such Seller’s execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which such Seller is a party have been duly authorized by such Seller. This Agreement and all other agreements or instruments contemplated hereby to which such Seller is a party or by which such Seller is bound, when executed and delivered by such Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law). To the extent applicable, such Seller holds its interests in the Shares subject to a trust agreement that is valid, existing, and enforceable under the Laws of the jurisdiction in which it was created and by which it is governed, and that provides its trustees with all necessary power and authority to execute, deliver, and perform its obligations under this Agreement and the other agreements contemplated hereby to which such Seller is a party. Each Person executing this Agreement and such other agreements contemplated hereby on behalf of any Seller which is a trust is a duly appointed, qualified, and acting trustee thereof, with all requisite power and authority to execute, deliver, and perform all of obligations of such Sellers under this Agreement and such other agreements contemplated hereby.

(b) Except as set forth on Schedule 4.1(b), the execution, delivery and performance by such Seller of this Agreement and all other agreements contemplated hereby to which such Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Shares pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with any third party or Government Entity pursuant to, (A) the Governing Documents of such Seller, if applicable, (B) any Law to which such Seller is subject, or (C) any material agreement, instrument, order, judgment or decree to which such Seller is subject, other than, in each case with respect to clause (vi) above, those which have been obtained or completed as of the date hereof.

4.2 Title to Shares; Ownership of the Sellers.

Such Seller owns of record and beneficially the Shares set forth opposite such Seller’s name on Schedule 4.2, and such Seller has good and marketable title to such Shares, free and clear of all Liens (other than restrictions contained in the Governing Documents of the Company). Except as set forth on Schedule 4.2, such Seller is not a party to (a) any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any capital stock of either Company or (b) any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of either Company. At the Closing, such Seller shall sell, transfer and convey the Shares to the Purchaser free and clear of all Liens.

4.3 Litigation, etc.

There are no Actions pending or, to the knowledge of such Seller, threatened against or affecting such Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

ARTICLE V

Representations and Warranties of Purchaser

As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to the Sellers as of the Closing Date as follows:

5.1 Organization and Power.

Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation. Purchaser possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its businesses and to carry out the transactions contemplated by this Agreement.

5.2 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which Purchaser is a party or by which Purchaser is bound have been duly authorized by all requisite action. This Agreement and all other agreements contemplated hereby to which Purchaser is a party or by which the Purchaser is bound, when executed and delivered by Purchaser in accordance with the terms hereof, shall each constitute a valid and binding obligation of Purchaser, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by Purchaser of this Agreement and all other agreements contemplated hereby to which the Purchaser is a party or by which the Purchaser is bound, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and shall not (i) violate, conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate, cancel or accelerate any obligation (or result in the obligation to make any payment) under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to, (A) the Governing Documents of Purchaser, (B) any Law or Order to which Purchaser is subject or (C) any material agreement, instrument, order, judgment or decree to which Purchaser is subject.

(c) The Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party or Government Entity in connection with the consummation of the transactions contemplated by this Agreement, other than those which have been obtained or completed as of the date hereof.

5.3 Litigation, etc.

Except as set forth on Schedule 5.3, no suit, Action or other proceeding, or injunction or final judgment, Order or decree relating thereto, exists or, to the knowledge of the Purchaser, is pending or threatened by or before any court or arbitrator or any Government Entity (or any quasi-judicial or administrative agency thereof) or regulatory body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated hereby or which prohibits the consummation of the transactions contemplated hereby.

5.4 Brokers.

Neither Purchaser nor any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement.

ARTICLE VI

Indemnification

6.1 Survival of Representations and Warranties.

(a) Generally. The representations and warranties of Purchaser and the Sellers in this Agreement or in any certificate delivered hereunder, shall survive the Closing and terminate on the date that is 18 months following the Closing Date, except that the representations and warranties set forth in (i) Section 3.1 (Organization; Authority; No Breach) (other than Section 3.1(c)(ii) and Section 3.1(c)(iii)), 3.2(a) (Capitalization), 3.7 (Title to Personal Property), 3.12 (Brokerage), 3.21 (Guaranties and Indebtedness), 4.1(a) (Authority of Sellers), and 4.2 (Title to Shares) shall survive indefinitely and (ii) Section 3.8 (Tax Matters) shall survive until thirty (30) days following the expiration of any applicable statutes of limitations (including extensions thereof) (collectively, clauses (i) and (ii) the “Fundamental Reps”). Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Article VI, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1 if written notice of the inaccuracy or breach thereof, describing the factual basis of the claim in reasonable detail, giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to any applicable limitation date (as applicable, the “Limitation Date”) until the claim for indemnity with respect to such breach is finally resolved and such rights to indemnification shall apply to Losses arising both prior to and after such limitation date. For the avoidance of doubt, other than survival limitations for breaches of representations and warranties as set forth in this Section 6.1(a), there shall be no time limitation for bringing any other claim for indemnification pursuant to this Article VI.

(b) Special Rule for Fraud. Notwithstanding anything in this Section 6.1 to the contrary, in the event of any breach of a representation or warranty by a Party that constitutes actual fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation.

6.2 Indemnification Obligations and Procedures.

(a) Indemnification Obligations of the Sellers. From and after the Closing, subject to Section 6.2(c) below and the other limitations set forth herein, the Sellers shall, severally and jointly, indemnify the Purchaser and its Affiliates (including the Company) and their respective shareholders, partners, officers, directors, employees, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Purchaser Indemnified Parties as and when incurred for any loss, Liability, Action, cause of action, cost, damage or expense, Tax or diminution in value, whether or not arising out of Third Party Claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such Purchaser Indemnified Party may suffer as a result of:

(i) any breach of any representation or warranty of the Company, any Seller or the Seller Representative under this Agreement;

(ii) any breach of any covenant or agreement of the Company (to the extent such covenant or agreement is to be performed prior to the Closing), any Seller or the Seller Representative under this Agreement; and/or

(iii) any Excluded Liability.

(b) Indemnification Obligations of the Purchaser. From and after the Closing, subject to the limitations set forth herein, the Purchaser shall indemnify the Sellers and their Affiliates, shareholders, officers, directors, trustees, employees, agents, representatives, attorneys, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Indemnified Parties as and when incurred for any Losses which any Seller Indemnified Party may suffer as a result of:

(i) any breach of any representation or warranty of the Purchaser under this Agreement; or

(ii) any breach of any covenant or agreement of the Company (to the extent such covenant or agreement is to be performed after the Closing) or the Purchaser under this Agreement.

(c) Limitations on Sellers’ Indemnification Obligations. Notwithstanding the foregoing, the Sellers shall not be required to indemnify the Purchaser Indemnified Parties in respect of any Loss subject to indemnification under Section 6.2(a)(i) (x) unless and until the aggregate of all Losses subject to indemnification under Section 6.2(a)(i) (other than Losses thereunder to which the Deductible does not apply in accordance with the last sentence of this Section 6.2(c)) exceeds $415,000 (the “Deductible”), in which case the Sellers shall be required to indemnify the Purchaser Indemnified Parties for only such Losses in excess of the Deductible and (y) from and after the time that the Sellers have made indemnification payments under Section 6.2(a)(i) (other than payments thereunder to which the Cap does not apply in accordance with the last sentence of this Section 6.2(c)) that in the aggregate are equal to or in excess of $5,187,500 (the “Cap”). Notwithstanding anything herein to the contrary, the Deductible and the Cap shall not apply to Losses to the extent such Losses arise from or relate to fraud, intentional misrepresentation or a breach of a Fundamental Rep, and, for the avoidance of doubt, shall not apply in any claim for indemnification pursuant to Section 6.2(a)(ii) or Section 6.2(a)(iii).

(d) Manner of Payment; Escrow. Any indemnification of the Purchaser Indemnified Parties or the Seller Indemnified Parties pursuant to this Section 6.2 shall be effected by wire transfer of immediately available funds from the Sellers (on a joint and several basis) or the Purchaser, as the case may be, to an account designated in writing by the applicable Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, within fifteen (15) days after the determination thereof that is binding on the Indemnitor (as defined below); provided, however, that any indemnification owed by any Seller to the Purchaser Indemnified Parties shall be satisfied out of the Escrow Account.

(e) Third Party Claims. Any Person making a claim for indemnification under this Section 6.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) (each a “Third Party Claim”), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been materially prejudiced thereby or the failure to notify continued until the expiration of the applicable survival limitations, including without limitation the Limitation Date (as applicable) and those limitations set forth in this in Article VI. Any Indemnitor shall be entitled to participate in the defense of such Third-Party Claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume co-lead of the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense by giving notice thereof within twenty (20) days of its receipt of an indemnification claim; provided that, prior to the Indemnitor assuming co-lead of such defense of such Third-Party Claim where the amount asserted or reasonably calculated is more than 50% of any remaining indemnification obligation of the Indemnitor, it shall first verify to the Indemnitee in writing that such Indemnitor shall be responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification; and provided further that:

(i) the Indemnitee shall be entitled to participate as co-lead in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

(ii) the Indemnitor shall not be entitled to assume co-lead of such defense (unless otherwise agreed to in writing by the Indemnitee; provided further that Indemnitor shall in any event continue to be entitled to participate in the defense as provided above) and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to the Indemnitee’s future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnitee; (4) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (5) upon petition by the Indemnitee, a court of competent jurisdiction rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; (6) the claim is with respect to Taxes or (7) the Indemnitee reasonably believes that the Indemnitor lacks the financial resources to satisfy any Losses relating to the claim;

(iii) if the Indemnitor shall co-lead the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice; and

(iv) if the Indemnitor is not entitled to, or does not, assume co-lead of such defense pursuant to the preceding provisions of this Section 6.2(e), the Indemnitee shall control such defense without waiving any right that the Indemnitee may have against the Indemnitor for indemnification pursuant to this Section 6.2.

With respect to any Third-Party Claim that either party believes may be subject to indemnification under this Article VI: (i) both the Indemnitee and Indemnitor, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such other Person is not represented by its own counsel, (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require and to cooperate in good faith in order to ensure the proper and adequate defense of any Third-Party Claim, and (iii) the parties shall obtain the prior written consent of the other party before entering into any settlement of a claim, such consent not to be unreasonably withheld, conditioned or delayed; provided that neither party shall be required to provide the other with any information or materials which are covered by attorney-client privilege or which are subject to any confidentiality obligations of such party with respect to a third party unless the other party can provide assurances that the confidentiality obligations or privilege will be preserved following the sharing of such information.

With respect to any Third-Party Claim that either party believes may be subject to indemnification under this Article VI, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(f) Direct Claims. Any claim by an Indemnitee on account of Losses which does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnitor reasonably prompt written notice thereof (such notice, a “Direct Claim Notice”) prior to the expiration of the applicable survival limitations hereunder, including without limitation the Limitation Date (as applicable) and those limitations set forth in this in Article VI. A Direct Claim Notice will describe the Direct Claim in reasonable detail, will include copies of all available written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnitee. The Indemnitor will have a period of thirty (30) days following its receipt of the Direct Claim Notice to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitor and Indemnitee will each be free to pursue such remedies as may be available to such party on the terms and subject to the provisions of this Agreement. If an objection is timely interposed by the Indemnitor, then the Indemnitee and the Indemnitor shall negotiate in good faith for a period of thirty (30) Business Days from the date the Indemnitee receives such objection (such period, or such longer period as agreed in writing by the parties, is hereinafter referred to as the “Negotiation Period”). If the Negotiation Period has not resulted in a resolution of the Direct Claim that is the subject of the Direct Claim Notice prior to the expiration thereof, the Indemnitor or the Indemnitee may submit the dispute for resolution to a court of competent jurisdiction in accordance with Sections 9.14 and 9.15 hereof and each will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement.

(g) Notice of Claims. A failure to give timely notice or to include any specified information in any notice as provided in this Section 6.2 will not affect the rights or obligations of any party hereunder, except to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure or the failure to notify continued until the expiration of the applicable survival limitations, including without limitation those set forth in this Article VI.

(h) Recoveries. To the extent that an Indemnitor has made an indemnification payment in respect of a Loss, the Indemnitee shall pay to the Indemnitor the amount of any Tax benefits realized by the Indemnitee as a result of such Loss if, as and when such benefits are actually realized, less the amount, if any, of any loss (whenever arising) of Tax benefit resulting therefrom (for example, as a result of reduced depreciation deductions in the event that a Section 338(h)(10) election has been made). For such purpose, (i) a Tax benefit shall be deemed to be realized if and to the extent that the Indemnitee’s Tax liability for a taxable period without taking into account such Loss exceeds the Indemnitee’s Tax liability for such period taking into account such Loss and (ii) a Tax benefit shall be realized when the Indemnitee files a Tax Return claiming that the Loss results in a reduction in the Indemnitee’s cash Tax liability, but only to the extent such Tax Return is required to be filed on or prior to the third anniversary after the Closing Date.

Furthermore, the amount of any Loss for which an Indemnitee is entitled to receive an indemnification payment under this Agreement will be reduced by the amount, if any, of the cash recovery (net of reasonable out-of-pocket expenses incurred in obtaining such recovery and the amount of any retrospective or other current increase in the insurance premiums to the extent attributable to the payment of such cash recovery or the existence of such Losses) that the Indemnitee has actually received with respect thereto under any insurance policies (the “Cash Recovery Amount”). With respect to any particular claim for indemnification hereunder, Indemnitee shall use its commercially reasonable efforts to pursue and obtain recovery under any applicable insurance policies maintained by the Company or its successors or assigns (with it being understood that the use of such efforts shall not delay or restrict any rights to indemnification hereunder, but shall expressly include both pursuing any claim a well as contesting and thereafter pursing any coverage disputes with the insurance companies) and (i) to the extent that Indemnitee receives payment under any such policies with respect to such claim for indemnification prior to the receipt of any payment in respect of the applicable Losses by Indemnitor, Indemnitor shall only remain liable with respect to such claim for the excess of the amount for which Indemnitee is entitled to be indemnified hereunder with respect to such claim for indemnification over the Cash Recovery Amount with respect to such claim for indemnification, or (ii) to the extent Indemnitee has received payment from Indemnitor in respect of the amounts for which Indemnitee is entitled to be indemnified hereunder with respect to such claim for indemnification prior to the receipt of any amounts under any applicable insurance policies with respect to such claim, Indemnitee shall continue to pursue recover under such insurance policies and shall promptly pay over to Indemnitor an amount equal to the lesser of (A) the amount previously paid by Indemnitor with respect to such claim for indemnification and (B) the Cash Recovery Amount received under such applicable insurance policies with respect to such claim for indemnification.

In addition, notwithstanding anything to the contrary contained herein, Purchaser covenants and agrees that it will not cause the Company to commute or terminate any insurance policy maintained by the Company with respect to any period prior to the Closing Date. For so long as Purchaser or any of its Affiliates owns greater than 50% of the issued and outstanding capital stock of the Company, the Purchaser shall cause the Company to be joined as an insured party under any general liability or property and casualty insurance policy maintained for the benefit of the Purchaser, subject to the same policy limitations, deductibles, self-insured retention policy amounts and other coverage limitations applicable to the Purchaser and its Affiliates.

Notwithstanding anything to the contrary elsewhere in this Agreement, except to the extent payable to a Third-Party in respect of a Third-Party Claim, no Indemnitor shall, in any event, be liable to any Indemnitee for an indemnification pursuant to Section 6.2(a)(i) or Section 6.2(b)(i) for any Losses that are consequential, incidental, indirect, special or punitive damages of such other Indemnitee, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach of any representation or warranty made hereunder.

(i) Purchase Price Adjustment Treatment. All indemnification payments made pursuant to this Article VI shall be treated as adjustments to the Purchase Price.

(j) Effect of Investigation. The right to indemnification, payment of Losses of a Purchaser Indemnified Party or a Seller Indemnified Party or for other remedies based on any representation, warranty, covenant or obligation of the Sellers or the Purchaser, respectively, contained in or made pursuant to this Agreement shall not be affected by (i) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation or (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, and will not affect the right to indemnification based on such representations, warranties, covenants and obligations.

(k) Exclusive Remedy. From and after the Closing, the remedies provided by this Article VI, subject to the limitations set forth herein, shall be the sole and exclusive remedies of the Purchaser Indemnified Parties and the Seller Indemnified Parties for the recovery of Losses resulting from, relating to or arising out of this Agreement (except for claims pertaining to or as set forth in Sections 1.4, 7.3, 7.4 and 9.2) and in the case of claims for fraud or intentional misrepresentation, or claims under the other documents and instructions entered into in connection with the transactions contemplated hereby) and such parties hereby waive, and release one another from, all other remedies, whether common law or statutory or at equity.

ARTICLE VII

Post-Closing Covenants

7.1 General.

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VI). The parties hereto acknowledge and agree that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company, and the Sellers shall be entitled to retain copies of Tax records and other items that they reasonably determine in good faith are required for their personal records. After the Closing, the Purchaser and the Company shall also provide the Sellers with reasonable access during normal business hours to the books and records of the Company for periods up to and including the Closing to extent the Seller reasonably determines in good faith that it needs access to such records; provided, however, that (A) such access does not unreasonably disrupt the normal operations of the Company, and (B) any such access shall be conducted at the expense of such Seller; provided further that such Seller may be required to executed and deliver a customary confidentiality agreement with respect to such materials.

7.2 Confidentiality.

During the Restricted Period (as defined below), each Seller shall treat and hold as confidential all of the Confidential Information and refrain from disclosing or using any of the Confidential Information except in connection with this Agreement. In the event that any Seller (or any officer or director thereof) is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) prior to the end of the Restricted Period, to disclose any Confidential Information, such Seller shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 7.2. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller (or any officer or director thereof) is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller (or any officer or director thereof) may disclose the Confidential Information to the tribunal; provided, however, that such Seller (or any officer or director thereof) shall use his or its reasonable best efforts to obtain, at the request of the Purchaser an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate. Upon consummation of the transactions contemplated by this Agreement, each Seller shall, and shall cause its Affiliates, advisors, agents and representatives to deliver promptly to Purchaser, at the request and option of Purchaser, all tangible embodiments (and all copies) of such Confidential Information which are in such Seller’s possession or under such Seller’s control or, if Purchaser shall expressly permit, certify to Purchaser in writing that any such Confidential Information in such Seller’s possession or under such Seller’s control has been destroyed, provided that notwithstanding the above or anything else to the contrary contained in this Agreement, the Sellers shall be permitted to retain and use (both before and after Closing), without limitation, any Confidential Information that pertains to the Excluded Assets.

7.3 Restrictive Covenants.

Sellers acknowledge and agree that substantial and valuable assets which belong to the Company include the trade names, Confidential Information, relationships with customers, and associated goodwill of the Company, and that the relationships which the Company has with its employees, vendors and agents are significant business relationships necessary for Company to continue to conduct the Business and that the Company shall be primarily engaged in conducting the Business throughout the world. The Sellers further acknowledge and agree that the Company has a reasonable, necessary and legitimate business interest in protecting the aforesaid assets, relationships and businesses, and that the covenants set forth below are reasonable and necessary in order to protect these legitimate business interests. The Sellers further acknowledge and agree that the payment at Closing of the portion of the Purchase Price due at Closing shall constitute, among other things full consideration for such covenants, and the associated goodwill of the Company, and that the failure to pay any other portion of the Purchase Price shall not relieve any Seller from such Seller’s obligations pursuant to such covenants. In addition, the Sellers acknowledge and agree that monetary damages will not be an adequate remedy for any material breach of any of their covenants contained in this Section 7.3, and that irreparable injury may result to the Company or its successors in interest in the event of any such material breach. Accordingly, subject to Section 7.3(f) below, each Seller agrees to the following restrictions:

(a) Each Seller will not, directly or indirectly (including through any other Seller), use or grant to any Person the right to use at any time, the trade names set forth in Schedule 7.3(a), or any similar names, juxtapositions or derivations thereof, without the prior written consent of the Company.

(b) Each Seller agrees that from and after the Closing Date and continuing for five (5) years from the Closing Date (the “Restricted Period”), such Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, either for himself or through any other Person, as an employee, agent, consultant, director, equityholder, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), permit such party’s name to be used by any enterprise that engages in or participates in, or otherwise assist any Person that engages in the Business or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages in the Business anywhere in the world.

(c) Without limiting the generality of the provisions of Section 7.3(b), each Seller hereby agrees that during the Restricted Period such Seller will not, and shall cause each of his Affiliates not to, directly or indirectly, as employee, agent, consultant, director, equityholder, manager, co-partner or in any other capacity without the Purchaser’s prior written consent, (i) solicit business from any Person which is or was a client, customer, supplier, licensee, licensor or other business relation of the Company during the one (1) year period preceding the Closing Date, or from any successor in interest to any such Person, in any case for the purpose of securing business or contracts related to the Business or (ii) encourage, initiate or participate in discussions or negotiations with, provide any information to any Person which is or becomes an acquisition target, client, customer, supplier, licensee or licensor of the Business (including any Person engaged in discussions with the Company related to such Person becoming a client, customer, supplier, licensee or licensor of the Business) with respect to the termination or other alteration of such Person’s relationship (or potential relationship) with the Purchaser, the Company or the Business; provided for the purposes of clarity, that nothing contained in this Section 7.3(c) shall prohibit or restrict any Seller from contacting or soliciting any of the foregoing persons in respect of any business other than the Business.

(d) During the Restricted Period, each Seller shall not, and shall cause each of his Affiliates not to, directly or indirectly, as employee, agent, consultant, director, equityholder, manager, co-partner or in any other capacity without the prior written consent of the Purchaser, employ, engage, recruit or solicit for employment or engagement (other than by a general solicitation advertisement, posting or similar job solicitation process not targeting the employees of the Company), any Person who is (or was during the one (1) year period preceding the Closing Date) employed or engaged by the Company, or otherwise seek to interfere with, influence or alter any such Person’s relationship with any of the foregoing, provided that Sellers shall be permitted, and nothing contained in this Section 7.3(d) shall limit or restrict the ability of Sellers, to (i) solicit and or hire former employees of the Company whose employment with the Company has been terminated without cause by the Company (including those not retained by the Company following the Closing), (ii) hire any Person who has not been an employee of the Company for a period of 6 months prior thereto and who independently contacts any Seller for employment, provided that such contact does not follow any activity by any Seller that violates the provisions of this section, or (iii) solicit and hire any family members of any Seller.

(e) Each Seller acknowledges and agrees that the territorial, time and scope limitations set forth in this Section 7.3 are reasonable and are properly required to protect the Purchaser’s substantial investment hereunder and for the protection of the Purchaser’s legitimate interest in client relationships, goodwill and trade secrets of the Company’s businesses, and that such limitations would not impose any undue burden upon such Seller. In the event that any such territorial, time or scope limitation is deemed to be invalid, prohibited or unenforceable by a court of competent jurisdiction, the Purchaser and each of the Sellers agree, and each of the

Sellers submit, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable or enforceable under the circumstances. If such partial enforcement is not possible in such jurisdiction, the provision shall be deemed severed as to such jurisdiction, and the remaining provisions of this Agreement shall remain in full force and effect and this provision shall remain in full force and effect as set forth herein with respect to all other jurisdictions.

(f) Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall be construed to prevent a Seller from (and the Sellers shall be permitted without restriction to perform such activities), (i) investing in the stock of any competing Person listed on a national securities exchange or traded in the over the counter market so long as such Seller is not involved in the business of such Person and such Seller does not own more than five percent (5%) of the equity of such Person, (ii) subject to the terms of the Clementi Pail License Agreement, after the expiration of the Pail Negotiation Period, engaging in business activities solely to the extent related to the manufacturing, distribution, sale and or licensing of the Clementi Pail, provided that with respect to the design of the Clementi Pail, such activities permissible under this clause (ii) shall be limited to the designs embodied in the claims of the patents set forth in Table 1 of the definition of the Clementi Pail below subject to changes or modifications to the Clementi Pail that do not materially alter such designs embodied therein, (iii) engaging in business activities that are unrelated to the Business and do not violate the provisions of this Section 7.3 and/or (iv) retaining and using any Confidential Information pertaining to the Excluded Assets.

7.4 Tax Matters.

Notwithstanding anything in this Agreement to the contrary, the following provisions shall govern the allocation of responsibility as between the Sellers and Purchaser for Tax matters following the Closing Date.

(a) Pre-Closing Taxes. Sellers shall remain liable and shall jointly and severally indemnify and hold Purchaser Indemnified Parties harmless from and against any Loss attributable to (i) all Income Taxes (or the non-payment thereof) of or arising with respect to the Company for all Pre-Closing Tax Periods, (ii) any and all Income Taxes of any member of an Affiliated Group of which the Company is or was a member on or prior to the Closing Date and (iii) any and all Income Taxes of any Person imposed on either Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Income Taxes relate to an event or transaction occurring prior to the Closing Date. The Seller Representative (on behalf of the Sellers) shall reimburse Purchaser for any Taxes of the Company or other amounts that are the responsibility of Sellers pursuant to this Section 7.4(a) within fifteen (15) days after receiving notice from Purchaser that payment of such Taxes has either been made or will be made by Purchaser or the Company. If the Company, or Purchaser, receives (A) any actual cash refund of Taxes paid with respect to a Pre-Closing Tax Period that is not generated by the carryback of an item arising in a period after the Closing (a “Post-Closing Tax Period”) or (B) an abatement of or credit against Taxes attributable to a Pre-Closing Tax Period that results in an actual reduction of the cash Tax liability of the Company with respect to a Post-Closing Tax Period calculated by the difference between the Company’s cash Tax liability with respect to such Post-Closing Tax

Period taking such abatement or credit into account and the Company’s cash Tax liability for such period without taking such abatement or credit into account, then the Company and or Purchaser shall promptly remit a cash payment to the Seller Representative in the amount of any such cash Tax refund or reduction in cash Tax liability for a Post-Closing Tax Period.

(b) Straddle Period Allocation. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which either Company holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of any other Taxes for the Pre-Closing Tax Period shall be deemed to be the amount of such other Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Tax Return Preparation. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date. Purchaser shall present, or shall cause to be presented, to the Seller Representative for its review and comment any such Income Tax Return that is with respect to a Pre-Closing Tax Period within thirty (30) days prior to the filing of such Tax Return and, to the extent permitted by applicable Law, Sellers shall include any income, gain, loss, deduction or other tax items shown on such Tax Returns on Sellers’ Income Tax Returns. Each of the Purchaser and the Company shall provide to Sellers all information in its possession and under its control which is reasonably necessary for Sellers to file such Tax Returns.

(d) §338(h)(10) Election.

(i) At Purchaser’s election, the Company and each Seller shall join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and non-U.S. tax law) with respect to the purchase and sale of the Company’s capital stock hereunder (collectively, a “§338(h)(10) Election”). The Purchaser shall prepare Internal Revenue Service Form 8023 with respect to the Company, and such other forms and schedules as are necessary or required to make the §338(h)(10) Election, and each Seller shall execute said Form 8023 and shall take all such other acts as are necessary to make or perfect such §338(h)(10) Election as requested by the Purchaser promptly, but in any event within ten (10) days, after written request therefor. Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the §338(h)(10) Election on their Tax Returns to the extent required by applicable Law.

(ii) At least thirty (30) days prior to filing any 338(h)(10) Election, the Purchaser shall prepare a statement (the “Proposed 338(h)(10) Statement”) showing, with respect to any Seller, the amount by which the Purchaser believes the Income Tax Liabilities of such Seller would, if a §338(h)(10) Election is so made, exceed the amount of Income Tax Liability that such Seller would incur if no such §338(h)(10) Election is made. The Sellers will cooperate with Purchaser in preparing the Proposed 338(h)(10)

Statement, including providing any Tax basis or available tax loss information promptly following request thereafter. For purposes of preparing the Proposed 338(h)(10) Statement and the Final 338(h)(10) Statement, the parties shall when calculating the estimated Income Tax Liabilities of a Seller if a §338(h)(10) Election is so made, include any additional taxes that would be imposed on the increased income resulting from the related reimbursement in accordance with clause (iv) below. The Seller Representative shall have twenty (20) Business Days following delivery of the Proposed 338(h)(10) Statement during which to notify Purchaser in writing (a “Notice of Objection”) of any objections to the Proposed 338(h)(10) Statement, setting forth in reasonable detail the basis of its objections. If the Seller Representative fails to deliver a Notice of Objection in accordance with this Section 7.4(d)(ii), the Proposed 338(h)(10) Statement shall be conclusive and binding on all parties and shall become the “Final 338(h)(10) Statement.” If the Seller Representative submits a Notice of Objection, then (i) for fifteen (15) days after the date Purchaser receives the Notice of Objection, the Seller Representative and Purchaser shall negotiate in good faith to resolve such disagreement and (ii) failing such agreement within ten (10) days of such notice, the matter will be resolved in accordance with Section 7.4(d)(iii).

(iii) Any amounts remaining in dispute at the conclusion of the ten (10) day negotiation period that were properly included in the Notice of Objection (the “Unresolved Changes”) shall be submitted to RSM McGladrey, Inc. or such other accounting or financial services firm as the Parties shall otherwise agree (the “Expert”). The Expert shall be instructed to determine its best estimate of the Final 338(h)(10) Statement based on its determination of the Unresolved Changes and provide a written description of the basis for its determination of the allocations therein within ten (10) days after the matter has been submitted to the Expert, which written determination shall be final, binding and conclusive on the Parties and shall be included in the Final 338(h)(10) Statement. The fees and expenses of the Expert (i) shall be borne by the Seller Representative (on behalf of the Sellers), in the proportion that the aggregate dollar amount of Unresolved Changes submitted thereto for resolution that are unsuccessfully disputed by the Seller Representative (as finally determined by the Expert) bears to the aggregate dollar amount of such submitted Unresolved Changes and (ii) shall be borne by the Purchaser in the proportion that the aggregate dollar amount of Unresolved Changes submitted thereto for resolution that are successfully disputed by the Seller Representative (as finally determined by the Expert) bears to the aggregate dollar amount of such submitted Unresolved Changes.

(iv) If a §338(h)(10) Election is made, then the Purchaser shall pay as an addition to the Purchase Price an amount of cash to the Seller Representative equal to the aggregate amount by which the Sellers’ Income Tax Liability exceeds the amount of Income Tax Liability that the Sellers would have incurred if no Section 338(h)(10) Election had been made, as shown on the Final 338(h)(10) Statement, which statement shall, for the avoidance of doubt, take into account the deductibility of state and local Taxes for U.S. federal Income Tax purposes and shall include any Tax liability on the “gross up” amounts payable hereunder as stated in Section 7.4(d)(ii) (this shall be an ongoing payment obligation of Purchaser that also applies with respect to any Sellers’

Income Tax Liability arising in the future as a direct result of a final determination by a tax authority with respect to the income or operations of the Company at any time following the Closing). Such payment shall be made within five (5) days after the §338(h)(10) Election is filed. The Sellers acknowledge and agree that the mechanism provided for in this Section 7.4(d) shall be the sole and exclusive remedy with respect to any incremental Taxes that may be imposed on the Sellers as a result of the 338(h)(10) Election. In no event shall the Purchaser’s obligations under this Section 7.4(d) limit, prejudice or restrict any Purchaser Indemnified Party’s rights under Article VI.

(e) Purchase Price Allocation. If a §338(h)(10) Election is made, Purchaser, the Company and Sellers agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company and to the non-compete obligations of the Sellers hereunder for all Tax purposes in a manner consistent with Sections 338 and 1060 of the Code and the regulations promulgated thereunder as reasonably determined by the Purchaser (the “Allocation”), which Allocation shall be presented to the Seller Representative for its review and consent. Any disputes shall be resolved mutatis mutandis in the manner described in Section 7.4(d)(ii) and Section 7.4(d)(iii) as if the Allocation were the Proposed Section 338(h)(10) Statement. Sellers, the Company and the Purchaser agree to prepare and file an IRS Form 8594 or such other form or statement as may be required by applicable Law, and any comparable state or local income Tax form, in a manner consistent with the Allocation. The Purchaser, the Company and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports and communicate with taxing authorities in a manner consistent with such values and allocation. If any adjustments are made to the Purchase Price after the Allocation is otherwise final, the parties agree to cooperate in updating the Allocation, which Allocation shall be binding on the parties.

(f) Cooperation on Tax Matters.

(i) Purchaser, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, Sellers, and Purchaser agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records.

(ii) Purchaser and Sellers further agree, upon the written request of the other, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(iii) The Purchaser and the Sellers further agree, upon request, to provide each other party all information that the other parties may be required to report pursuant to Sections 6043 and 6043A of the Code and all Treasury Regulations promulgated thereunder.

(g) Tax-Sharing Agreements. All Tax-sharing agreements or other similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(h) Transfer Taxes. All liabilities for sales, use, value-added, registration, documentary, stamp and transfer Taxes, recording charges and similar Taxes, fees or charges imposed on the Company, and not resulting from the Purchaser’s (or any of its Affiliates’) status as a buyer hereunder, as a result of the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid by the Sellers. Purchaser and the Seller Representative shall cooperate in filing all necessary Tax Returns under applicable Law with respect to Transfer Taxes.

7.5 Seller Representative.

(a) Each Seller hereby irrevocably appoints John R. Clementi (the “Seller Representative”) as such Seller’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller, to act on behalf of such Seller after the Closing in any amendment of or litigation or arbitration involving this Agreement or the Escrow Agreement, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Seller Representative shall deem necessary or appropriate after the Closing, including the power (i) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement, including service of process in connection with arbitration, and (ii) to take all actions which under this Agreement may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Sellers could do if personally present, including settling or resolving any claims under Section 1.4 or Article VI hereof.

(b) The Seller Representative will not be liable for any act taken or omitted by it as permitted under this Agreement or the Escrow Agreement (including the execution of instructions to the Escrow Agent instructing the Escrow Agent to distribute funds to any Person as described herein), except if taken or omitted in bad faith or by willful misconduct. The Seller Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(c) The Sellers agree, severally (based on their respective Pro Rata Shares) but not jointly, to indemnify the Seller Representative for, and to hold the Seller Representative harmless against, any Loss, Liability or expense incurred without willful misconduct or bad faith on the part of the Seller Representative, arising out of or in connection with the Seller Representative’s carrying out its duties under this Agreement, the Escrow Agreement or any related agreement, including costs and expenses of successfully defending the Seller Representative against any claim of liability with respect thereto. The Seller Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken or suffered by it in good faith and in accordance with the opinion of such counsel.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.5 shall release or hold harmless any Seller or the Seller Representative from their obligations to the Purchaser under this Agreement, or otherwise operate to the detriment of the Purchaser or the Purchaser’s rights under this Agreement.

(e) The Purchaser and the Purchaser Indemnified Parties shall be entitled to rely upon any action taken and any agreements or amendments entered into by the Seller Representative in its capacity as such, and shall have no liability or obligation to any Seller in respect thereof.

7.6 Release.

Each Seller hereby unconditionally and irrevocably acquits, remises, discharges and forever releases the Purchaser, the Company and their respective Affiliates, partners, managers, trustees, employees, officers, directors and agents (collectively, the “Releasees”) from any and all Liabilities, Losses and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral to the extent arising on or prior to the date hereof; provided that Liabilities and obligations acquitted, remised, discharged and released pursuant to this Section 7.6 shall not include (i) any rights of a Seller under this Agreement and other documents and agreements executed in consummation of the transactions contemplated by this Agreement, (ii) accrued and unpaid salary owing to a Seller for the pay period that includes the Closing Date, (iii) unpaid benefits of a Seller accrued under each Employee Plan, to the extent such benefits have accrued prior to the Closing Date, (iv) rights of a Seller to reimbursement of business expenses of incurred in the ordinary course of business and the policies and practices of the Company, as applicable, and (v) rights of a Seller pertaining to Excluded Assets. Without limiting the generality of the foregoing, each Seller hereby specifically consents to and waives any and all Liability on the part of the Releasees for (i) the transfer of the Excluded Assets by the Company as directed by the Seller Representative, (ii) the rights of the Seller Representative, including to purchase the Purchase Option Machines, hereunder, and (iii) the payment in respect of such Seller’s Shares and other amounts due to such Seller hereunder from the Seller Representative following the payment of the Purchase Price to the Seller Representative in accordance with the terms hereof, including how such payments are made or not made to such Seller by the Seller Representative.

7.7 Transition.

(a) Employment. In order to assist with an orderly transition, among other things, the Purchaser agrees that it and the Company, following Closing, shall: (i) retain the Seller Representative as an employee at his current salary with the exclusive right to access and use his existing office space, (ii) retain secretary of the Seller Representative as an employee at her current salary with the right to access and use her existing office space, and (iii) provide the Seller Representative and his secretary with related administrative services provided to all employees generally, in each case, through December 31, 2010 or such later date as may be mutually extended by parties; provided that Seller Representative shall not be entitled to any separation pay, severance or similar payments upon the termination of such relationship with the Company. The Seller Representative shall only be expected to work on a limited basis and be available during normal business hours in person or by phone to consider questions of Purchaser regarding the transition of the Business.

(b) Machines; Clementi Automobile.

(i) In addition, the Purchaser hereby acknowledges and agrees that the Seller Representative shall have the option, which may be exercised by him at anytime during the ninety (90) days following the Closing, to purchase the Purchase Option Machines by the payment of $66,738.04 (which represents the aggregate net book value of both such machines) to the Company. If the Seller Representative exercises such right, he shall notify the Company of the same and pay the required amount during such ninety (90) day period, and thereafter the Seller Representative shall be entitled, at no rental or similar cost or expense, to keep the Purchase Option Machines at the Company’s facility located at 4101 West Buckeye Road, Phoenix, Arizona and access such machines during normal business hours upon prior notice to inspect and/or remove the equipment, but not to operate the equipment; provided that neither the Purchaser, the Company nor any other Releasee shall have any Liability with respect to the Purchase Option Machines after the exercise of the purchase option, other than for damage to the Purchase Option Machines caused by the gross negligence of such Releasee and, in such case, the maximum liability of all Releasees in the aggregate shall not exceed the net book value of such Purchase Option Machine; provided further that, unless otherwise consented by the landlord for such facility, the Purchase Option Machines shall be removed from the premises on or prior to the date that the Company’s lease for such facility expires, at the Seller Representative’s sole cost, expense and risk and shall indemnify the Releasees for any damage to the facilities related to such Purchase Option Machines. If the Seller Representative exercises the purchase option in accordance with the above, the Purchaser agrees to cause the Company, and the Company agrees to, execute such bill of sale and other assignment related documents, and provide any related lien releases necessary and reasonably required by the Seller Representative to effectuate the transfer of the title free and clear of liens to the Seller Representative. Any such transfer shall be made on an “as-is, where-is” basis without representation or warranty and any transfer of the Purchase Option Machines shall be at the sole cost and expense of the Seller Representative. From and after the date that the purchase option is exercised, the Purchased Option Machines shall be Excluded Assets hereunder.

(ii) The parties acknowledge that, prior to the Closing, the Company leased an automobile for use by the Seller Representative as described in that certain Lease Agreement (the “Auto Lease”), dated as of April 28, 2010, by and between the Company and Mercedes-Benz Financial (the “Leased Automobile”) and made all lease payments and pay all insurance premiums with respect thereto. The parties hereto hereby acknowledge and agree that, on and after the Closing, Seller Representative shall, at his own cost, expense and risk, retain the Leased Automobile. Without limiting the generality of the foregoing, the Seller Representative acknowledges and agrees that (A) he shall assume all responsibilities and obligations of the Company under the Auto Lease and otherwise with respect to the Leased Automobile, including the payment of any insurance premiums with respect thereto, (B) he shall cause there to be sufficient insurance on the Leased Automobile, (C) the Company shall not be responsible for any Liabilities with respect to the Leased Automobile after the Closing and (D) he shall hold the Company harmless with respect to any Liabilities incurred by the Company with respect to or by reason of the Leased Automobile. The parties hereto agree to take, or cause to be taken all action, and to do, or cause to be done all things reasonably necessary to transfer and assign the Auto Lease from the Company to the Seller Representative as promptly as practicable after the Closing Date.

(iii) The Purchaser agrees that it shall cause to be removed from the Company’s former facility located at 25 Tucker Drive, Leominster, MA 01453 those certain machines listed on Exhibit F hereto at Purchaser’s own expense on the date that is the later of 90 days after the Closing or 30 days following receipt by the Purchaser of written notice of a sale of such facility.

(c) Salary Continuation Agreements and Split Dollar Life Insurance. The Purchaser acknowledges that the Company has made its best good faith efforts to induce the Purchaser to assume the SC/SD Plan and the obligations thereunder. The Purchaser has elected not to assume the SC/SD Plan or any obligations thereunder. Therefore, the parties hereto acknowledge and agree as follows:

(i) Notwithstanding anything herein to the contrary, the SC/SD Plan and benefits and obligations with respect thereto are, for the avoidance of doubt, collectively deemed to be Excluded Assets and Excluded Liabilities hereunder. Without limiting the generality of the foregoing and for the avoidance of doubt, to the extent that the aggregate amount by which the holdback from the Purchase Price is not sufficient to pay all Liabilities related to the SC/SD Plan that are not paid with proceeds of the Purchase Price, the Purchaser Indemnified Parties shall have all indemnification rights hereunder with respect to such as Excluded Liabilities.

(ii) The participants in the SC/SD Plan listed on Schedule 7.7(c)(ii) have not yet reached the age of 65 or otherwise have not begun, and were not yet entitled to begin to, receive salary continuation payments or any other benefits under the SC/SD Plan as of the Closing Date. The Company has caused each such participant’s respective Salary Continuation Agreements to be terminated in accordance with their terms upon, and subject only to, the consummation of the Closing and related payments, and the

Company shall (1) repay the outstanding loans with respect to the split dollar life insurance policies of such individuals (such payments to be made with Purchase Price proceeds at the Closing), and (2) transfer each respective split dollar life insurance policy to such individuals as required by the split dollar life insurance agreements in full satisfaction of the Company’s obligations under the SC/SD Plan. The payments and transfers described in the preceding sentence shall be made on or as soon as practicable following the Closing Date (but in any event not later than the Company’s second payroll date following the Closing Date), provided such timing limitation shall not apply with respect to the policy transfers if the Company has executed the same and is diligently tracking down the execution of the assignment forms by the applicable participant).

(iii) The participants in the SC/SD Plan listed on Schedule 7.7(c)(iii) have reached the age of 65 or otherwise began, or were entitled to begin, to receive salary continuation payments or other benefits under the SC/SD Plan as of the Closing Date. With respect to each such participant the Company (x) has received an executed termination agreement from each such participant as previously delivered to the Purchaser and (y) will (1) pay such participant a lump sum payment equal to the present value of the outstanding payments required to be made under their respective Salary Continuation Agreements, less applicable taxes (such payments to be made with Purchase Price proceeds in accordance with this paragraph) and in full satisfaction of the Company’s obligations under the SC/SD Plan; and (2) surrender each of the split dollar life insurance policies held by the Company (and not required to be assigned in accordance with clause (ii) above) to obtain the cash surrender value therefor. With respect to the amount required to be paid under clause (1) of the immediately preceding sentence, the Company shall be entitled to set aside from the Purchase Price proceeds in an amount equal to all Liabilities related to its obligations under this Section 7.7(c)(iii), and the Company will promptly on or after the Closing (and in any event not later than the second payroll date for the Company after the Closing) cause ADP to deliver checks to each participant for the respective amount to which such participant is entitled; and upon the Company’s receipt of any and all cash surrender value amounts to be paid to the Company under clause (2) of the immediately preceding sentence, the Company will promptly (and in any event within five (5) Business Days after the receipt of such cash surrender value amounts) wire such amount to the Seller Representative, less any amount by which the Liabilities related to its obligations under this Section 7.7(c)(iii) exceeded the holdback amount from the Purchase Price in respect of such obligations.

(iv) In connection with and following the execution hereof and the Closing, the Purchaser, the Company, and/or the Seller Representative shall execute and or deliver any documents that may be required to effectuate the covenants and requirements set forth above.

(d) Reserves. To the extent that after the Closing, the Company receives any return or refund of any amount included in the computation of Closing Indebtedness, the Company shall promptly (in any event within five (5) Business Days after its receipt of such amounts) wire such amount or refund to the Seller Representative, but only to the extent that such amount or refund was not included as a current asset or contra-liability in the computation of Closing Net Working Capital. The Seller Representative shall reimburse the Company for any actual out of pocket cost or expense reasonably incurred by the Company in collecting such refund or other amount.

7.8 Clementi Pail.

Notwithstanding anything to the contrary contained herein: (i) the parties hereto agree that the Company does not own any proprietary rights in the Clementi Pail and following the Closing, shall not retain any interest of any kind in or other right to use the Clementi Pail, and (ii) the Purchaser shall not at any time, on behalf of the Company, itself or otherwise, pursue, assert or make any claim that it or the Company has any proprietary right, right to use or other interest in the Clementi Pail of any kind (with it being understood and agreed that to the extent the Purchaser and/or the Company has any such claims, each hereby expressly waives and releases the same), except in each such case any rights or claims that the Company and/or any of its Affiliates may have pursuant to a license agreement to be entered into between the Seller Representative and the Company and/or one or more of its Affiliates after the Closing (the “Clementi Pail License Agreement”). Each of the Company and the Seller Representative agrees, during the 150-day period after the Closing Date (the “Pail Negotiation Period”), to negotiate the Clementi Pail License Agreement in good faith. Among other things, any such Clementi Pail License Agreement shall provide that the Company and its Affiliates shall license the Clementi Pail (and all Intellectual Property related thereto) from the Seller Representative on an exclusive basis for a royalty payment equal to $0.035 per Clementi Pail sold by the Company and its Affiliates during the term of the Clementi Pail License Agreement and which may include a provision pursuant to which the exclusivity of such license may terminate if the aggregate royalty payments are less than a mutually agreed-upon amount during the term of the Clementi Pail License Agreement.

7.9 Post-Closing Operation of the Company.

Other than the obligations and Liabilities with respect to which the Purchaser Indemnified Parties have right to indemnification hereunder, the Company shall remain responsible for its own obligations and Liabilities to the extent arising from the operation of the Business from and after the Closing.

ARTICLE VIII

Definitions

8.1 Definitions.

The terms defined in Exhibit A hereto, whenever used herein, shall have meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

8.2 Usage.

(a) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(c) The word “or” shall not be exclusive.

(d) The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.”

(e) The words “hereof”, “herein”, “hereto”, and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not any particular provision of this Agreement,

(f) Words denoting any gender shall include all genders. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(g) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(i) All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

ARTICLE IX

Miscellaneous

9.1 Fees; Expenses.

The Purchaser will be responsible for all costs and expenses incurred by the Purchaser and its Affiliates in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby; provided that such costs and expenses may be paid by the Company if the transactions contemplated hereby are consummated and such expenses of the Purchaser shall not be used in calculating any purchase price adjustments hereunder. The Sellers will be responsible for all costs and expenses incurred by the Company or the Sellers in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby (to the extent that any such amount is not included in Closing Indebtedness). Each Seller will be solely responsible for all costs and expenses incurred by such Seller in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby.

9.2 Remedies.

Except as expressly provided in this Agreement, the parties hereto shall be entitled to enforce any rights under any provision of this Agreement specifically (without posting a bond or other security) and to exercise all other rights granted by Laws. All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. Each party hereby agrees that if any of the provisions of this Agreement were not performed by the other parties in accordance with their specific terms or were otherwise breached by the other parties: (a) irreparable damage would occur to the complaining party, (b) no adequate remedy at law would exist and damages would be difficult to determine and (c) that the complaining party shall be entitled to specific performance of the terms hereof.

9.3 Public Announcements.

No party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the approval of the Purchaser and the Seller Representative, other than the press release attached hereto as Exhibit D. Notwithstanding the foregoing, Purchaser and Sellers shall be allowed to disclose (a) the fact that the transactions contemplated hereby were consummated and (b) the terms of this Agreement and the terms of the transactions contemplated hereby (i) to representatives and employees of Purchaser and its Affiliates (including from and after the Closing, the Company), (ii) to its and its Affiliates’ investors in connection with summary information about Purchaser’s or any of Purchaser’s Affiliates financial condition, (iii) to any of Purchaser’s Affiliates, auditors, attorneys, financing sources, potential investors or other agents or any other Person to whom Madison Dearborn Partners, LLC discloses such information in the ordinary course of business, (iv) following the Closing to any bona fide prospective purchaser of the equity or assets of Purchaser or its Affiliates, and (v) as required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation or as part of any SEC filing required to be made by such party or any of such party’s Affiliates; provided that in the case of disclosures made pursuant to clauses (i) through (iv) of this Section 9.3, the recipient is bound by confidentiality obligations with respect thereto or the recipient is informed of the confidential nature of such information; provided further that no disclosure of the Purchase Price shall be made pursuant to clause (v) of this Section 9.3, except as part of any SEC filings required to be made by a party or such party’s Affiliates, unless the other party is provided with advanced written notice of the disclosure and provided with a reasonable opportunity to review and comment on such disclosure. Madison Dearborn Partners, LLC shall be allowed to issue general press releases in the ordinary course of business so long as the same are in compliance with this Agreement.

9.4 Consent to Amendments; Waivers.

This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by the Purchaser and the Seller Representative. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party under or by reason of this Agreement. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach hereof.

9.5 Successors and Assigns.

This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Sellers, without the prior written consent of the Purchaser, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Purchaser without the prior written consent of the Seller Representative; provided that the Purchaser may assign its rights under this Agreement to (a) any Affiliate of Purchaser (including, from and after the Closing, the Company), (b) any purchaser of all or substantially all of the assets of Purchaser, or (c) a lender of Purchaser or any of its Affiliates or agent therefor as collateral security for borrowing, at any time following the Closing Date, in each such case the Purchaser will nonetheless remain liable for all of its obligations hereunder.

9.6 Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of this Agreement shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.7 Counterparts; Delivery by Facsimile or PDF.

This Agreement and the other Transaction Documents may be executed in one or more counterparts (including by means of telecopied signature pages or signature pages delivery by electronic transmission in portable document format (pdf)), all of which taken together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a contract and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

9.8 Descriptive Headings; Interpretation.

The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each provision of this Agreement shall be given independent significance. Without limiting the generality of the foregoing, in no event shall the purchase price adjustments provided for herein limit, prejudice or restrict, or be deemed to limit, prejudice or restrict, the rights to indemnification of any party hereunder.

9.9 Entire Agreement.

This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof whether written or oral, relating to such subject matter in any way and replace and supersede in their entirety all prior agreements and understandings (including the Letter of Intent), all of which prior agreements and understandings and prior drafts of this Agreement shall be disregarded for purposes of interpreting this Agreement.

9.10 No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person any legal or equitable rights hereunder, other than the parties hereto, the Purchaser Indemnified Parties (to the extent not a party hereto), the Seller Indemnified Parties (to the extent not a party hereto), the Releasees (to the extent not a party hereto), and their respective permitted successors and assigns, each of whom shall be entitled to enforce the provisions of this Agreement in which they are referenced. Notwithstanding anything to the contrary contained herein, solely for purposes of applicability of insurance coverages of the Company and without in any way limiting, prejudicing or amending the rights of any Purchase Indemnified Party hereunder, for the avoidance of any doubt, the Sellers are providing an indemnity with respect to Excluded Liabilities and any Excluded Liability and all Excluded Liabilities shall continue to be Liabilities of the Company in any manner required to ensure that they remain subject to all insurance coverages.

9.11 Schedules and Exhibits.

All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

9.12 Governing Law.

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Massachusetts. In furtherance of the foregoing, the internal Law of the Commonwealth of Massachusetts shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

9.13 Efforts; Further Assurances.

Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken by any Subsidiary, all action, and to do, or cause to be done by any Subsidiary, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

9.14 Consent to Jurisdiction.

Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the Commonwealth of Massachusetts located in Suffolk County or the United States District Court for the District of Massachusetts for the purpose of any Action (in contract, tort or otherwise) arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action (in contract, tort or otherwise) any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any Action (in contract, tort or otherwise) arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action (in contract, tort or otherwise), to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Massachusetts law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.16 is reasonably calculated to give actual notice.

9.15 WAIVER OF JURY TRIAL.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES TO WAIVE, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 9.15 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.16 Notices.

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, (iv) if delivered by telecopy, provided the relevant transmission report indicates a full and successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission, or (v) if delivered by Internet mail, provided the relevant computer record indicates a full and successful transmission or no failure message is generated (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission. Notices, demands and communications to any Seller, the Company, Seller or the Purchaser shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

To the Seller Representative or any Seller:

John Clementi

31B Bullard Road

Princeton, MA 01541

with a copy to:

Burns & Levinson LLP

125 Summer Street

Boston, MA 02110

Attention: Frank A. Segall

Fax: 617-345-3299

E-mail: fsegall@burnslev.com

To the Company and to the Purchaser:

North America Packaging Corporation

1515 W. 22nd Street

Suite 550

Oak Brook, IL 60523

Attention: Kenneth M. Roessler

Fax: 630-203-4110

E-mail: ken.roessler@bwaycorp.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Richard J. Campbell, P.C.

Fax: 312-862-2200

E-mail: richard.campbell@kirkland.com

9.17 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

9.18 Relationship of the Parties.

Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind as between the Company (at or prior to Closing) or the Sellers, on the one hand, and the Purchaser, on the other hand, each such party being individually responsible only for its obligations as set forth in this Agreement. The parties’ respective rights and obligations hereunder are limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein. Except for the representations, warranties, covenants and agreements of any Releasee as otherwise expressly set forth in this Agreement and the other documents executed and delivered by such Releasee in connection herewith, no Releasee makes any representation, warranty, covenant or agreement to the Company, the Seller Representative or any Seller in connection with the transactions contemplated hereby.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

NORTH AMERICA PACKAGING CORPORATION

By:	/S/ Kenneth M. Roessler

Name:	Kenneth M. Roessler

Title:	President

PLASTICAN, INC.

By:	/S/ John R. Clementi

Name:	John R. Clementi
Title:	President

SELLER REPRESENTATIVE

By:	/S/ John R. Clementi

John R. Clementi

SELLERS:

/S/ John R. Clementi
John R. Clementi, Individually

ANNA M. CLEMENTI TRUST

/S/ John R. Clementi
John R. Clementi, Trustee

THE LILLIAN CLEMENTI 1998 FAMILY TRUST

/S/ John R. Clementi
John R. Clementi, Trustee

/S/ Francis S. Wyman
Francis S. Wyman, Trustee

THE SANDRO CLEMENTI 1998 FAMILY TRUST

/S/ John R. Clementi
John R. Clementi, Trustee

/S/ Francis S. Wyman
Francis S. Wyman, Trustee

ANNEX A

“Accounting Principles” means GAAP applied in a manner consistent with the Audited Financial Statements (with it being understood that, with respect to any calculation herein that is to be made in accordance with GAAP, if any item in the Audited Financial Statements was not applied in accordance with GAAP, the “Accounting Principles” shall require that such calculation herein be made in accordance with GAAP). For the avoidance of doubt, the reserve methodologies to be used in the Accounting Principles for purposes hereof are as set forth in Exhibit E attached hereto.

“Action” means any actual or threatened action, suit, proceeding, complaint, claim, charge, demand, audit, inquiry or investigation by or before any Government Entity or any other Person, including any arbitrator, mediator or dispute resolution panel.

“Adjustment Calculation Time” means immediately prior to the Closing on the Closing Date.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Code §1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Contracts” means each of (x) contracts, leases and licenses for the types of Liabilities referred to in clauses (i) - (xiii) of the definition of Indebtedness and (y) other contracts, leases and licenses (including all operating customer and supplier contracts, IT contracts, real property and personal property leases, including equipment leases), but in the case of the contracts, leases and licenses referred to in clause (y), only to the extent the same are not required to be terminated or assigned and novated in accordance with Section 2.1(f).

“Applicable Rate” means the prime rate of interest per annum as of the date hereof announced in The Wall Street Journal.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company as of December 31, 2009, and the related statements of income and cash flows for the twelve-month period then ended, together with a copy of the accountant’s report thereon.

“Auto Lease” has the meaning set forth in Section 7.7(b)(ii).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Boston, Massachusetts, New York, New York or Atlanta, Georgia.

“Cash” means, with respect to the Company, the amount of all cash and cash equivalents (including restricted cash) to the extent that the same are assets of the Company (including checks and wires in transit as of the Adjustment Calculation Time, even if outstanding and not yet cleared, but only to the extent that the related account receivable, inventory or other asset is not included in the computation in Closing Net Working Capital), determined in accordance with the Accounting Principles.

“Cash Recovery Amount” has the meaning set forth in Section 6.2(h).

“Clementi Pail” means that certain one-gallon plastic paint can design the rights to which are owned by John R. Clementi, along with the two injection molds relating thereto (being molds 08P-1 and 08PC-1), and all prototypes, models, drawings, documents and Intellectual Property Rights relating to such injection molds, including the patents set forth below:

Table 1:

Title	Jurisdiction	Pub. or Patent No. / Date
PLASTIC CONTAINERS WITH INTERLOCKING LIDS	US	6250494 6/26/2001
PLASTIC CONTAINERS AND LIDS	Canada	2330009 3/10/2009
PLASTIC CONTAINERS AND LIDS	Mexico	229891 8/10/2005
PLASTIC CONTAINERS AND LIDS	EP	1115626 7/7/2010
PLASTIC CONTAINERS AND LIDS	France	1115626 7/7/2010
PLASTIC CONTAINERS AND LIDS	Germany	60044636 8/19/2010
PLASTIC CONTAINERS AND LIDS	Great Britain	1115626 7/7/2010
PLASTIC CONTAINERS AND LIDS	Italy	1115626 7/7/2010
PLASTIC CONTAINERS AND LIDS	Portugal	1115626 7/7/2010
PLASTIC CONTAINERS AND LIDS	Spain	1115626 7/7/2010

Table 2:

Title	Jurisdiction	Pub. or Patent No. / Date
INJECTION MOLD ASSEMBLY FOR MOLDING PLASTIC CONTAINERS	US	6245277 6/12/2001
INJECTION MOLD ASSEMBLY FOR MOLDING PLASTIC CONTAINERS	Canada	2341049 11/28/2006

Title	Jurisdiction	Pub. or Patent No. / Date
INJECTION MOLD ASSEMBLY FOR MOLDING PLASTIC CONTAINERS	Mexico	228226 6/1/2005

“Closing” has the meaning set forth in Section 1.3.

“Closing Cash Amount” means the aggregate amount of all Cash of the Company as of the Adjustment Calculation Time.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Indebtedness” means Indebtedness of the Company as of the Adjustment Calculation Time, but assuming consummation of the Closing.

“Closing Net Working Capital” means Net Working Capital of the Company as of the Adjustment Calculation Time; provided that, notwithstanding anything herein to the contrary, the results of the physical inventory taken by the parties and their respective advisors on October 9-10, 2010 (the “Physical Inventory”) shall be used to calculate inventory for purposes of calculations with respect to Closing Net Working Capital.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code §4980B, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Expenses” means (without duplication), (a) the collective amount payable by, or Liabilities of, the Company to outside legal counsel, accountants, advisors, brokers and other Persons in connection with the transactions contemplated by this Agreement or otherwise arising by consummation of the transactions contemplated hereby and (b) all Liabilities of the Company under or in connection with any severance arrangements, stay bonuses, incentive bonuses, termination and change of control arrangements and similar obligations (including as may arise as a result of or in connection with the severance and change-of-control arrangements listed on Schedule 3.14(h)) that are owed to any Person or that will be triggered, either automatically or with the passage of time (including in combination with any termination of employment following the Closing), in whole or in part by the consummation of the transactions contemplated by this Agreement (including any amounts payable pursuant to Section 280G of the Code or to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes).

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or a Seller as an owner of the Shares or as an employee of the Company, as the case may be, in the performance of duties for, or on behalf of, Company or that relates to the Business, including: (i) internal business information (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company or its Affiliates, its customers and its confidential information; (iii) industry research compiled by, or on behalf of Company, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, Company; (iv) compilations of data and analyses, processes, methods, track and performance records, data and databases relating thereto; and (v) information related to Company Intellectual Property Rights and updates of any of the foregoing, provided, however, “Confidential Information” shall not include any information which (A) is or becomes generally available to the public other than as a result of a disclosure by a Seller in breach of Section 7.2 of this Agreement, (B) becomes available to a Seller on a non-confidential basis from a source other than Company, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Company or any other party with respect to such information, or (C) has been or is subsequently independently conceived or developed without use of or reference to the Confidential Information (including without limitation any information relating to the Excluded Assets).

“Debt Instruments” means, collectively, those certain (i) Promissory Note of the Company, dated January 13, 2009, in the aggregate principal amount of $4,000,000 and payable to the order of Lillian Clementi; (ii) Demand Promissory Note of the Company, dated October 2009, in the aggregate principal amount of $5,000,000 and payable to the order of Lillian Clementi; (iii) Reimbursement Agreement and Demand Promissory Note, dated as of October 2009, by and between the Company and Lillian Clementi in the aggregate principal amount of $3,800,000; (iv) Loan and Trust Agreement, dated March 1, 1997, by and among the Company, the Industrial Development Authority of the City of Phoenix, Arizona, Plastican Phoenix Properties, LLC and Fleet National Bank, as Trustee relating to the issuance of $8,400,000 in Adjustable Rate Industrial Development Revenue Bonds (Plastican Project) Series 1997 (including related letters of credit, guaranties and such other ancillary documents referenced therein); and (v) Loan and Security Agreement, dated as of October 29, 2009, by and among the Company, Core Business Credit, LLC and the Lenders from time to time party thereto, as amended.

“Deductible” has the meaning set forth in Section 6.2(c).

“Disputed Items” has the meaning set forth in Section 1.4(c).

“Employee Plan” means any “employee benefit plan” as such term is defined in ERISA §3(3), each severance, incentive or bonus, deferred compensation, profit sharing, retirement, welfare, vacation or paid-time-off, change-of-control, stock purchase, stock option or equity incentive plan, program, agreement or arrangement and any other employee benefit plan, program, agreement or arrangement maintained or contributed to by the Company or with respect to which the Company has any liability.

“Environmental Laws” shall mean all federal, state, local and foreign statutes, regulations and ordinances, and all other provisions having the force or effect of law, and all common law, concerning pollution, human health and safety, occupational health and safety, Hazardous Substances or protection of the environment.

“Estimated Closing Cash Amount” has the meaning set forth in Section 1.2.

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.2.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.2.

“Estimated Closing Purchase Price” means $12,222,107.51, calculated as (i) $41,500,000, plus (ii) the Estimated Closing Cash Amount, minus (iii) the amount, if any, by which the Target Closing Net Working Capital exceeds the Estimated Closing Net Working Capital, minus (iv) the Estimated Closing Indebtedness.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (i) equity securities of any Person other than the Company and the books and records related to any such Person, (ii) the SC/SD Plan, (iii) any salary continuation arrangement and related agreement, (iv) any “split dollar” or other life insurance policies or arrangements in existence prior to the Closing (including any cash surrender value thereof), (v) any real estate assets of the Company prior to Closing other than any Leases related to any Leased Real Property, (vi) the Clementi Pail and any and all rights related thereto other than as may be set forth in the Clementi Pail License Agreement, and (vii) Seller Representative’s artwork, office furniture, personal possessions and belongings, laptop and related peripheral equipment (not including any business data or Confidential Information of the Company contained therein).

“Excluded Liabilities” means all Liabilities of the Company or otherwise relating to or arising from the ownership or operation of the Business on or prior to the Closing Date (in each case, whether or not disclosed on the disclosure schedules hereto), including all Liabilities (i) arising from or relating to any violation of Law, (ii) arising from or relating to any product manufactured, distributed or sold prior to the Closing, (iii) arising from or relating to any pending or threatened Action, (iv) arising from or relating to any treatment, storage, disposal, transportation, handling, Release of, or contamination by, any Hazardous Substance occurring or existing prior to the Closing, (v) under Environmental Laws arising from underlying facts, events, or conditions first existing or first occurring prior to the Closing, (vi) relating to or arising from the Employee Plans with respect to period on or prior to the Closing Date or otherwise arising as a result of the consummation of the Closing, (vii) for severance, retirement or deferred compensation benefits (including under or in relation to the SC/SD Plan or other salary continuation agreement, split dollar life insurance agreement and any related insurance policies and including with respect to each severance arrangement listed on Schedule 3.14(h)), in each case regardless of whether such Liability is incurred, accrued or arises before or after the Closing, (viii) for all Indebtedness of the Company outstanding as of immediately prior to, but assuming consummation of, the Closing (to the extent not included in the Closing Indebtedness) and (ix) for Taxes attributable to a Pre-Closing Tax Period (with the portion of any Tax for any Straddle Period deemed attributable to a Pre-Closing Tax Period determined in accordance with Section 7.4(b)) and the non-payment thereof; provided that “Excluded Liabilities” shall not include any of the following items in (a), (b) and (c) below, which are individually and collectively referred to in this Agreement as “Retained Liabilities” and are being retained by the Company on and after the Closing Date: (a) Liabilities to the extent included as current liabilities in the computation of Closing Working Capital or Closing Indebtedness, (b) contra-assets to the extent reducing current assets in the computation of Closing Working Capital, and (c) post-Closing Liabilities and any and all post-Closing obligations under Applicable Contracts (other than Liabilities and obligations for breach, non-performance or default arising at or prior to the Closing, all of which shall be Excluded Liabilities). Notwithstanding anything to the contrary contained herein, for purposes of applicability of insurance coverages of the Company, for the avoidance of any doubt, the Sellers are providing an indemnity with respect to Excluded Liabilities and any Excluded Liability and all Excluded Liabilities shall continue to be Liabilities of the Company in any manner required to ensure that they remain subject to all insurance coverages.

“Final Purchase Price” means (i) $41,500,000, plus (ii) the Closing Cash Amount, minus (iii) the amount, if any, by which the Target Closing Net Working Capital exceeds the Closing Net Working Capital, minus (iv) the Closing Indebtedness.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation would be its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its certificate of formation and its limited partnership agreement and the “Governing Documents” of a limited liability company are its certificate of formation and its limited liability company agreement.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company.

“Hazardous Substance” means any substance or waste that is listed, defined, designated or classified as hazardous, toxic, corrosive or otherwise regulated under applicable Law or a Government Authority or that may serve as a basis for Liability under applicable Law, and includes petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, lead-containing products, biological or infectious agents and mold.

“Income Tax” means any federal, state, local, provincial or foreign Tax based on, measured by or with respect to income, net worth or capital, including any interest, penalty or addition thereto.

“Indebtedness” means the following indebtedness of the Company: (i) indebtedness for borrowed money, (ii) Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) Liabilities of the Company under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) any obligation to pay the deferred purchase price of property or services and any deferred purchase price Liabilities related to past acquisitions, other than those trade payables incurred in the ordinary course of business consistent with past practice, (v) all Liabilities arising from cash/book overdrafts, (vi) all Liabilities under capitalized leases or leases that in accordance with GAAP are required to be capitalized, (vii) all Liabilities of the Company under conditional sale or other title retention agreements, (viii) all Liabilities of the Company arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (ix) all Company Expenses, (x) all unpaid bonuses payable (or that may become payable) to employees of the Company that are allocable to pre-Closing periods, (xi) all indebtedness of others guaranteed by the Company or secured by any Lien on the assets of the Company, (xii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit), (xiii) any amounts required to be paid to retire, satisfy or otherwise fully discharge the obligations of the Company (and, in the case of clause (iv) of the definition of Debt Instruments, the obligations of Plastican Phoenix Properties, LLC) under the Debt Instruments as of the Closing Date (or as of the first date thereafter on which the Company is permitted to do so in accordance with the terms of the documents governing the Debt Instruments) and (xiv) any amounts owed to any Person under any noncompetition, consulting or similar arrangements, including for each of the foregoing clauses (i) through (xiv), any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, make-whole payments, commitment, breakage and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); provided that “Indebtedness” shall not include the Retained Liabilities.

“Indemnitee” has the meaning set forth in Section 6.2(e).

“Indemnitor” has the meaning set forth in Section 6.2(e).

“Independent Arbitrator” has the meaning set forth in Section 1.4(c) of this Agreement.

“Initial Statement” has the meaning set forth in Section 1.4(a).

“Intellectual Property Rights” means all of the following recognized and located in any jurisdiction throughout the world (i) patents, patent applications, and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, Internet domain names, and corporate names (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works, (iv) trade secrets, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, technology, know-how, inventions, improvements, specifications, business and manufacturing methods and processes, designs, formulae, recipes, techniques, technical data and manuals, and research and development information and all other confidential information, (v) computer software (including source code, object code, data, databases and documentation), (vi) registrations, applications and renewals for any of the foregoing, as applicable, and (vii) all other proprietary and intellectual property rights.

“Knowledge” means actual knowledge of John R. Clementi or such knowledge as would have been obtained by John R. Clementi making due inquiry and reasonable investigation in light of the applicable facts and circumstances.

“Law” or “Laws” means all statutes, laws, codes, ordinances, regulations, rules, Orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Leased Automobile” has the meaning set forth in Section 7.7

“Liability” means any liability, debt, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted, cost or expense relating thereto.

“Lien” or “Liens” means any mortgage, license, pledge, security interest, right of first refusal, option, deed of trust, charge, conditional sales contract, claim, restriction, covenant, easement, right of way, title defect, encumbrance or lien of any nature whatsoever. For the avoidance of doubt, “Lien” shall not be deemed to include any restrictions on transfer arising under the Securities Act and/or applicable state securities laws.

“Limitation Date” has the meaning set forth in Section 6.1(a).

“Losses” has the meaning set forth in Section 6.2(a)

“Material Adverse Effect” means any change, event, development, occurrence, state of facts or effect that, individually or in the aggregate, is materially adverse to, or could reasonably be expected to have a material adverse effect on, the Business, operations, value, cash flows, assets, liabilities, financial condition or operating results of the Company, excluding (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that affects any industry in which the Company operates; (iii) the effect of any change arising in connection with earthquakes, hurricanes, tornadoes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof or other force majeure events occurring after the date hereof; or (iv) the effect of any changes in applicable laws, rules regulations, orders, building or other codes, zoning and other ordinances, permits, authorizations, judgments, and decrees of all Government Entities or any applicable accounting principals, except, in each case, if the effect on the Company is disproportionate to the effect on other participants in the industry in which the Company operates such effect shall be considered in determining whether there has been a Material Adverse Effect.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Negotiation Period” has the meaning set forth in Section 6.2(f).

“Net Working Capital” means the excess of (a) the sum of net accounts receivable, net inventories, prepaid expenses and other current assets of the Company, minus (b) the sum of accounts payable, accrued liabilities and other current liabilities of the Company, each as determined in accordance with the Accounting Principles. Notwithstanding the foregoing, “Net Working Capital” shall not include any asset or contra-liability for Cash, Income Tax assets, unamortized bond expense, assets held for sale or Excluded Assets (including any asset related to the cash surrender value of any “split-dollar” insurance policies) or any liability or contra-asset for Indebtedness, Income Taxes or retention or deferred compensation Liabilities (including under or in relation to the “Salary Continuation Agreements,” the “Split Dollar Life Insurance Agreements” and related insurance policies).

“New Leases” has the meaning set forth in Section 2.1(h).

“Objection Notice” has the meaning set forth in Section 1.4(b).

“Order” means any order, civil investigative demand, judgment, injunction, award, decree, declaration, arbitration award or writ issued by any Governmental Entity.

“Pail Negotiation Period” has the meaning set forth in Section 7.8.

“Payoff Letters” has the meaning set forth in Section 2.1(d).

“Permitted Liens” means (a) Liens for Taxes or assessments and similar charges, that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) Liens imposed by applicable Law and incurred in the ordinary course of business consistent with past practice for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, repairmen, materialmen and the like, (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Leased Real Property or the activities conducted thereon which are imposed by any Government Entity having jurisdiction over such Leased Real Property and which are not violated by the current use or occupancy of any Leased Real Property or the operation of the Business thereon, (d) easements, covenants, conditions, restrictions and other similar matters affecting title to any Leased Real Property and other title defects which do not materially detract from the value of or materially impair the use or occupancy of such Leased Real Property or the operation of the Business of the Company, and (e) Liens set forth on Schedule 8.1.

“Permits” means all insurance and other approvals, authorizations, consents, licenses, sublicenses, permits, variances, franchises, orders, registrations and certificates of a Governmental Entity.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

“Pre-Closing Tax Periods” means periods ending on or prior to the Closing Date and the portion up to and including the Closing Date for any period that includes (but does not end on) the Closing Date.

“Pro Rata Share” means, with respect to each Seller, the fraction determined by dividing (a) the number of Shares held by such Seller as of immediately prior to the Closing by (b) the aggregate number of Shares outstanding as of immediately prior to the Closing, as more fully set forth on Schedule 3.2.

“Purchase Option Machines” means the Mir 2300 Ton Injection Molding Machine and Mir 1600 Ton Injection Molding Machine located at the Company’s facility located at 4101 West Buckeye Road, Phoenix, Arizona, and all related manuals and other ownership and service and maintenance documentation.

“Purchase Price” means the Final Purchase Price, as adjusted in accordance with Article VI.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.2(a).

“Release” for purposes of the environmental provisions of this agreement shall have the meaning set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), and shall also include exposure to any Hazardous Substance.

“Restrictive Covenants” means the restrictive covenants applicable to the Sellers under Section 7.3 hereof.

“Retained Liabilities” is defined in the definition of Excluded Liabilities.

“SC/SD Plan” has the meaning set forth in Section 3.14.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” has the meaning set forth in Section 6.2(b).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Net Working Capital” means $17,100,000.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, escheat, excise, estimated, severance, windfall profits, stamp, duty, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (b) liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or having been) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, including as a transferee or successor, or by contract.

“Tax Return” means any return, declaration, information report, claim for refund or filing with respect to Taxes, including any schedules, supplements or attachments thereto and including any amendment thereof.

“Third-Party Claim” means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.

“Transaction Documents” means this Agreement, any document, instrument or certificate delivered pursuant to this Agreement, any collateral agreements executed in connection with the consummation of the transactions contemplated hereby and any other agreement entered into pursuant to the terms hereof.

“Transfer Taxes” has the meaning set forth in Section 7.4(h).

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.